                                                                  EXHIBIT 10.2

             TIMBERLAND MANAGEMENT AND TIMBER PURCHASE AGREEMENT

                                   between

                            POTLATCH CORPORATION,
                           a Delaware corporation

                                     and

                   TIMBERLAND GROWTH LIMITED PARTNERSHIP,
                       a Delaware limited partnership

                             ____________, 1998

                              TABLE OF CONTENTS

                                                                          Page
                                                                          ----
ARTICLE 1     Purposes of Agreement; Construction.........................   2
        1.1   Purposes of this Agreement..................................   2
        1.2   Construction................................................   2
        1.3   Adjustment in Dollar Amounts and Volumes....................   3
        1.4   Dispute Resolution..........................................   3

ARTICLE 2     Definitions.................................................   3
        2.1   Certain Terms Defined.......................................   3
        2.2   Section References..........................................   3

ARTICLE 3     Basic Agreement.............................................   3
        3.1   Timberland Management.......................................   3
        3.2   Purchase and Sale of Timber.................................   3
        3.3   Term of Agreement...........................................   4
        3.4   Timberlands Subject to this Agreement.......................   4

ARTICLE 4     Management of Timberlands...................................   4
        4.1   Inventories.................................................   4
        4.2   Management Plans............................................   5
        4.3   Management Duties...........................................   6
        4.4   Compliance with Legal Requirements..........................   6
        4.5   Indemnity...................................................   7
        4.6   Responsibility for Contractors..............................   8
        4.7   Construction and Maintenance of Roads.......................   8

ARTICLE 5     Harvest Plans...............................................   9
        5.1   Contents of Harvest Plan....................................   9
        5.2   Requirements for Proposed Harvest Plan......................  10
        5.3   Potlatch Review and Approval of Proposed Harvest
              Plan........................................................  10
         5.4  Final Harvest Plan..........................................  12
         5.5  Changes in Harvest Plan Due to Unforeseen
              Circumstances...............................................  13
         5.6  Partnership's Right to Modify Harvest Plan..................  14
         5.7  Compliance With Reporting and Other Legal
              Requirements................................................  15
         5.8  Marking Timber and Boundaries...............................  15

ARTICLE 6     Purchase and Sale of Timber.................................  16
         6.1  Obligation to Harvest; Required Volumes;
              Obligation to Purchase and Sell.............................  16
         6.2  Stumpage Prices.............................................  18
         6.3  Monthly Payments............................................  20
         6.4  Determination and Payment of Total Purchase
              Price.......................................................  21
         6.5  Method of Payment; Late Payments............................  22
         6.6  Scaling.....................................................  22
         6.7  Monthly Logging Reports.....................................  23
         6.8  Allocation of Costs; Payment of Taxes.......................  23
         6.9  Records; Audits.............................................  23

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        6.10  Disclaimer of Warranties....................................   24
        6.11  Lump Sum Sale...............................................   25

ARTICLE 7     Logging Practices, Etc......................................   25
        7.1   Logging Practices in General................................   25
        7.2   Protection of Improvements; Boundaries;
              Trespass....................................................   25
        7.3   Fire Safety; Environmental Matters..........................   25
        7.4   Post-Harvest Cleanup........................................   26
        7.5   Responsibility for Contractors..............................   26
        7.6   Notice of Violations........................................   26
        7.7   Indemnity...................................................   27
        7.8   Partnership Inspection; Claims Relating to
              Damage or Incomplete Harvest................................   27
ARTICLE 8     Title Matters...............................................   28
        8.1   Partnership's Title to Timberlands..........................   28
        8.2   Potlatch's Title to Growing Timber..........................   30
        8.3   Security Agreement..........................................   30
        8.4   Title and Risk of Loss to Cut Timber........................   31
        8.5   Grant of Access Rights......................................   31
        8.6   Potlatch to Permit No Liens.................................   32

ARTICLE 9     Disposition of Timberlands and Acquisition of
              Additional Timberlands......................................   32
        9.1   No Transfer of Former Potlatch Lands Without
              Potlatch Consent; Exceptions................................   32
        9.2   Transferred Timberlands Remain Subject to this
              Agreement...................................................   34
        9.3   Potlatch's Right to Timber on Additional Lands..............   35
        9.4   Additional Timberlands......................................   36
        9.5   Release of Timberlands......................................   37
        9.6   Protection of Lenders.......................................   37

ARTICLE 10    Insurance...................................................   38
        10.1  Potlatch Insurance..........................................   38
        10.2  Potlatch Contractors........................................   39
        10.3  Policy Terms of Potlatch Insurance..........................   39
        10.4  Partnership Insurance.......................................   39
        10.5  Partnership Contractors.....................................   40
        10.6  Policy Terms of Partnership Insurance.......................   40
        10.7  Claims......................................................   41

ARTICLE 11    Suspension of Performance for Force Majeure.................   41
        11.1  Suspension of Obligations...................................   41
        11.2  Extension of Time...........................................   41
        11.3  Force Majeure Peculiar to Potlatch..........................   42

ARTICLE 12    Default; Remedies...........................................   42
        12.1  Potlatch Default............................................   42
        12.2  Partnership Default.........................................   43
        12.3  Remedies....................................................   43
        12.4  Limited Right To Rescind or Terminate.......................   43
        12.5  Right of Other Party To Perform.............................   44


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ARTICLE 13    Resolution of Disputes......................................   44
        13.1  Determinations by Consulting Forester.......................   44
        13.2  Arbitration.................................................   46

ARTICLE 14    Assignment..................................................   48
        14.1  Assignment Prohibited.......................................   48
        14.2  Exception for Assignment to Corporate Successor.............   48
        14.3  Partial Assignment by Potlatch Permitted....................   48

ARTICLE 15    Condemnation................................................   49
        15.1  Effect of Condemnation......................................   49
        15.2  Condemnation Award..........................................   49
        15.3  Notice......................................................   50

ARTICLE 16    Notices.....................................................   50
        16.1  Notices.....................................................   50

ARTICLE 17    Miscellaneous...............................................   50
        17.1  Successors and Assigns......................................   50
        17.2  No Agency or Fiduciary Relationship.........................   50
        17.3  No Third-Party Beneficiaries................................   51
        17.4  Attorneys' Fees.............................................   51
        17.5  Entire Agreement............................................   51
        17.6  Amendments; Waiver; Time Periods............................   51
        17.7  Governing Law...............................................   52
        17.8  Counterparts................................................   52
        17.9  Partial Invalidity..........................................   52
        17.10 Further Assurances..........................................   52
        17.11 Headings....................................................   52
        17.12 Jurisdiction and Venue......................................   53


                           Appendices and Exhibits

Appendix A        Defined Terms
Appendix B        Initial Long-Range Plan
Appendix C        1998 Management Plan
Appendix D        Maps of Initial Resource Units

Exhibit A         Description of Initial Timberlands
Exhibit B         Example of Resource Unit Harvest Map
Exhibit C         Example of Harvest Plan Data Sheet
Exhibit D         Example of Harvest Plan Summary
Exhibit E         1993-1997 Harvest Volumes
Exhibit F         Example of Monthly Logging Report
Exhibit G         Form of Memorandum of Agreement
Exhibit H         Form of Stumpage Bid Worksheet

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

             TIMBERLAND MANAGEMENT AND TIMBER PURCHASE AGREEMENT


   THIS TIMBERLAND MANAGEMENT AND TIMBER PURCHASE AGREEMENT (as   further
defined in Appendix A, this "Agreement"), dated as of ______________,   1998,
between POTLATCH CORPORATION, a Delaware corporation ("Potlatch"), and TIMBERLAND GROWTH LIMITED PARTNERSHIP, a Delaware limited partnership ("Partnership"),

                            W I T N E S S E T H:

   WHEREAS, Partnership owns (or leases) and controls the Initial Timberlands, consisting of approximately 825,000 acres of timberlands owned by Partnership in Arkansas and along the Mississippi River between Louisiana and Southern Illinois, and approximately 13,600 acres of timberlands leased by Partnership in Arkansas, all as more particularly described in Exhibit A attached hereto, that are being held and managed to produce a sustainable supply of high quality forest products;

   WHEREAS, Partnership has considerable expertise in the management of timberlands;

   WHEREAS, Potlatch owns Potlatch Conversion Facilities in the vicinities of the Initial Timberlands that would provide suitable markets for the Merchantable Timber grown on the Timberlands;

   WHEREAS, Potlatch desires to assure, on a long-term basis, a steady and reliable source of raw materials for the Potlatch Conversion Facilities and Partnership desires to assure, on a long-term basis, suitable markets for the Merchantable Timber grown on the Timberlands; and

   WHEREAS, both parties hereto desire to enter into an agreement under which Partnership will manage the Timberlands for sustained Timber production and Potlatch will annually harvest a portion of the Timber from the Timberlands and will purchase such harvested Timber from the Partnership at the stump (the parties intending that such purchases shall be governed by section 631(b) of the Internal Revenue Code of 1986, as amended, so long as such section or any similar successor provision is in effect), all as hereinafter more specifically provided.

   NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Partnership hereby grants to Potlatch and its successors and assigns the rights to harvest and take Merchantable Timber, upon and subject to the terms and conditions of this Agreement, and Partnership and Potlatch agree as follows:

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                                  ARTICLE 1

                     Purposes of Agreement; Construction

   1.1 Purposes of this Agreement. The following (the "Agreement Purposes") are the major purposes of this Agreement:

   (a) to secure to Potlatch, during each year of the Term, a dependable source of Merchantable Timber to supply raw materials for the Potlatch Conversion Facilities at a fair market price, in volumes generally comparable to the volumes Potlatch (or ATCO, as Potlatch's predecessor-in-interest) previously obtained from the Initial Timberlands (as such volumes may be adjusted, from time to time, to reflect the continuing application of Sustainable Forestry Principles and to reflect the volume of Merchantable Timber on the Additional Timberlands acquired and Timberlands disposed of during the Term);

   (b) to secure to Partnership, during each year of the Term, an assured customer to harvest and purchase substantially all of the maximum sustainable annual volume of the Partnership's Merchantable Timber on the Timberlands at a fair market price, such that the revenue obtained by Partnership each year pursuant to this Agreement approximates the revenue that Partnership could obtain in such year by selling in the open market in the respective Resource Regions a volume of Merchantable Timber from the Timberlands consistent with Sustainable Forestry Principles; and

   (c) to assure that the Timberlands are managed, harvested and utilized so that: (i) during each year of the Term the volume of Merchantable Timber harvested from each Resource Unit does not exceed the volume which would permit a long-term sustained yield of Merchantable Timber from such Resource Unit; and (ii) to the extent economically practicable, the quality (as a wood products resource) and growth rate of the Merchantable Timber on the Timberlands is optimized through application of state-of-the-art silvicultural practices.

   1.2 Construction. In view of the long duration of the Term and the possibility that customs and practices relating to Timber management, Timber harvesting and Timber sales ("Industry Practice") may change in material respects during the Term, the provisions of this Agreement shall be construed liberally in a manner designed to secure to Potlatch and Partnership the benefits of this Agreement and to achieve the Agreement Purposes. In the event that, due to changes in Applicable Law or Industry Practice, any provision of this Agreement becomes archaic or its enforcement becomes impracticable or inappropriate in view of the Agreement Purposes, the parties shall negotiate, diligently and in good faith, to seek to agree upon an appropriate amendment to this Agreement. If the parties are unable to agree on an amendment, either party may submit the matter to arbitration in accordance with Article 13. In no

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event shall the arbitrator's decision terminate this Agreement or be inconsistent with fulfillment of the Agreement Purposes.

   1.3 Adjustment in Dollar Amounts and Volumes. (a) All specific dollar amounts referred to in this Agreement (not including the Exhibits attached hereto) shall be adjusted annually in proportion to increases in CPI between the date of this Agreement and the anniversary of the date of this Agreement occurring most recently prior to the date on which the provision of this Agreement containing such dollar reference is being applied.

   (b) All specific volumes of Timber, any subcategory of Timber, or any Product referred to in this Agreement or in any Management Plan or Long-Range Plan shall be adjusted in such a manner and to such extent as the parties may reasonably agree to reflect the addition of any Additional Timberlands or the disposition of any Released Timberlands or any casualty losses.

   1.4 Dispute Resolution. Potlatch and Partnership desire to avoid all forms of litigation and, therefore, this Agreement provides for alternative methods of dispute resolution, all of which are intended to further the Agreement Purposes.

                                  ARTICLE 2

                                 Definitions

   2.1 Certain Terms Defined. As used in this Agreement, the terms listed in Appendix A attached hereto shall have the meanings set forth therein (such definitions to be equally applicable to the singular and plural forms of the terms defined).

   2.2 Section References. Unless otherwise provided herein, all references to numbered sections, articles or exhibits shall refer to the sections and articles of this Agreement and the exhibits attached to this Agreement.

                                  ARTICLE 3

                               Basic Agreement

   3.1 Timberland Management. Throughout the Term, Partnership shall own and manage the Timberlands in accordance with the terms and provisions of Article 4 and the other applicable terms and provisions of this Agreement.

   3.2 Purchase and Sale of Timber. During each Harvest Year, Potlatch shall harvest and purchase from Partnership, and Partnership shall sell to Potlatch, the Merchantable Timber designated to be harvested in such Harvest Year in the applicable Harvest Plan, subject to and in accordance with the

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applicable terms and provisions of Article 6 and the other applicable terms and provisions of this Agreement.

   3.3 Term of Agreement. The initial term of this Agreement (as the same may be extended pursuant to this Section 3.3, the "Term") shall commence on __________ __, 1998 (the "Commencement Date") and shall expire on _________
__, 2018 (as such date may be extended pursuant to this Section 3.3, the "Expiration Date"); provided that the Term shall automatically be extended for up to eighteen (18) successive periods of ten (10) years each, if either party, at its sole option, elects to extend this Agreement beyond the Expiration Date then in effect by written notice to the other party unequivocally exercising the option to so extend this Agreement, delivered no later than the date two (2) years prior to the Expiration Date then in effect ("Extension Deadline"); provided, however, that this Agreement shall not terminate unless, after the Extension Deadline, one party informs the other party in writing that it does not intend to exercise the right to extend the Term, and the other party fails, within sixty (60) days after receipt of the ensuing notice, to give written notice exercising the right to extend the Term. Effective upon each such automatic extension, the Expiration Date shall be the last day of the ensuing 10-year extension period.

   3.4 Timberlands Subject to this Agreement. All of the Timberlands shall be subject to this Agreement throughout the Term; provided that the Leasehold Lands will not be included in the Timberlands unless and until the Partnership elects, by notice to Potlatch, to include the Leasehold Lands in the Timberlands.

                                  ARTICLE 4

                          Management of Timberlands

   4.1 Inventories. (a) Partnership at its expense shall maintain, and shall continue throughout the Term to enhance (to the extent economically feasible), its computer-based inventory system with the objective of having the ability, at any time, to generate a reasonably current inventory, in graphic or textual format, describing the estimated volume and species mix of each Fiber Category of Timber then growing on the Timberlands and, as to each Stand or Resource Unit, its condition, height and age classes, degree of stocking, and other information commonly included in such inventories (the "Inventory Data"). Inventory Data shall be maintained on a Stand level (at least as to the Former Potlatch Lands), a Resource Unit level, a Resource Region level and on an aggregate basis for the Timberlands as a whole. Inventory Data may include volume by species, size class, grade, and merchantability standard as reasonably appropriate for the applicable Resource Region. Partnership shall cruise and update the Inventory Data on each Stand at reasonable intervals, and shall take such other steps (including use of computer-based

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

growth models) as may be necessary to keep the Inventory Data reasonably current at all times.

   (b) Inventory Data pertaining to the Timberlands shall be made available to Potlatch at all times for purposes reasonably related to Potlatch's business, but shall otherwise be kept confidential by the Partnership and Potlatch, except to the extent disclosure is required by law (including disclosure required in connection with the issuance of securities and other financings by Partnership, its general partner or any other entity which controls, is controlled by or is under common control with Partnership) or in order to facilitate the ordinary operation of the respective businesses of Potlatch and Partnership. If practicable, Potlatch shall have access to the Inventory Data by remote computer link. If remote computer link is not practicable, Partnership shall provide Inventory Data to Potlatch by such means as the parties may reasonably agree.

   4.2 Management Plans. (a) Not less frequently than once every five (5) years, Partnership shall prepare a five-year management plan (each a "Long-Range Plan") for the Timberlands, each relating to a five (5) calendar year period commencing within twelve (12) months after the date of preparation of the Long-Range Plan. The initial Long-Range Plan covering calendar years 1998 through 2002 is attached hereto as Appendix B. Each subsequent Long-Range Plan shall be prepared and delivered to Potlatch not less than one hundred twenty
(120) days prior to the first day of the first calendar year to which it pertains. Each Long-Range Plan shall set forth, for each Resource Region, the Timber management objectives for the applicable period and the means proposed to achieve them, and shall set forth the Timber management activities to be undertaken during each year of such period in reasonable detail. In addition, each Long-Range Plan shall include reasonably detailed projections of annual harvest volumes for the applicable five-year period and a 50-year projection of annual harvest volumes.

   (b) Partnership shall prepare a management plan (each a "Management Plan") for the Timberlands on an annual basis for each calendar year during the Term. The initial Management Plan covering the remainder of 1998 is attached hereto as Appendix C. Each subsequent Management Plan shall be prepared and delivered to Potlatch not less than one hundred twenty (120) days prior to the first day of the calendar year to which it pertains. Each Management Plan shall set forth, for each Resource Region, the Timber management objectives for such year and the means proposed to achieve them, and shall set forth the Timber management activities to be undertaken during such year in reasonable detail.

   (c) In preparing each Long-Range Plan and each Management Plan, Partnership may consult with Potlatch and Potlatch shall provide any suggestions it considers appropriate. Potlatch shall have no right to object to any Long-Range Plan or

Management Plan unless such Long-Range Plan or Management Plan is inconsistent with the Agreement Purposes or the provisions of this Article 4. If Potlatch believes a Long-Range Plan or Management Plan is inconsistent with the Agreement Purposes or the provisions of this Article 4, Potlatch shall give Partnership written notice specifying Potlatch's objections within thirty (30) days after receipt of such Long-Range Plan or Management Plan. If Potlatch does not object to a Long-Range Plan or a Management Plan within such period, Potlatch shall be deemed to have accepted such Long-Range Plan or Management Plan. If Potlatch objects to a Long-Range Plan or Management Plan, Partnership and Potlatch shall negotiate, diligently and in good faith, to resolve the dispute and approve a Long-Range Plan or Management Plan not less than sixty
(60) days prior to the commencement of the calendar year to which the Management Plan pertains (or the first calendar year of the period to which the Long-Range Plan pertains). If such dispute cannot be resolved by the parties within such time period, then the parties shall submit the dispute to the Consulting Forester serving pursuant to Section 13.1. If no Consulting Forester is then serving or if the Consulting Forester does not reach a determination as to such dispute on or prior to the date thirty (30) days prior to the commencement of the calendar year to which the Management Plan pertains (or the first calendar year of the period to which the Long-Range Plan pertains), then either party may submit the dispute to arbitration in accordance with Section 13.2. During the resolution of the dispute, Partnership shall carry out all un-disputed aspects of the Long-Range Plan or Management Plan and shall, to the extent applicable, comply with the previously approved Long-Range Plan pertaining to the subject year as to the subject matter of the dispute.

   (d) Each Long-Range Plan and each Management Plan, upon completion in accordance with this Section 4.2, shall become a part of this Agreement as if attached. Partnership may modify a Long-Range Plan or a Management Plan before or during the period to which it pertains, subject to the approval of Potlatch, which approval shall not be unreasonably withheld or delayed.

   4.3 Management Duties. Throughout the Term, Partnership at its expense shall manage and maintain the Timberlands pursuant to the applicable Management Plan and in accordance with Applicable Laws, Prudent Management Practices and the applicable terms and provisions of this Agreement.

   4.4 Compliance with Legal Requirements. (a) Throughout the Term, Partnership at its cost shall comply in all material respects with all Applicable Laws now or hereafter in effect relating to the ownership, management and operation of the Timberlands including applicable Environmental Laws, except to the extent such compliance is the responsibility of Potlatch pursuant to Sections 5.7,
7.1 or 7.3(b). Without limiting the generality of the foregoing, Partnership shall prepare and file with the applicable Governmental Authorities all notices,

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reports, applications, statements or other filings required under Applicable
Laws, and shall obtain, as and when required under Applicable Laws, all Governmental Approvals relating to the ownership, management and operation of the Timberlands (except those for which Potlatch is responsible pursuant to Section 5.7). Promptly upon Potlatch's request, Partnership shall deliver to Potlatch copies of all required Governmental Approvals or other reasonable evidence of Partnership's compliance with such Applicable Laws. Partnership shall keep Potlatch generally apprised of material notices to or filings with Governmental Authorities given or made by Partnership.

   (b) If Partnership receives any notice from any Governmental Authority or any other Person alleging that any part of the Timberlands or Partnership is in violation of any Applicable Law or that Partnership has violated any rights of such Person, and the amount of damages arising from the alleged violation, or the cost of curing or correcting the violation, if adversely determined, could reasonably be expected to exceed five hundred thousand dollars ($500,000), then Partnership shall, within ten (10) days after receiving such notice, deliver to Potlatch a notice describing the allegation in reasonable detail. The contents of any such notice shall be kept confidential, except to the extent disclosure is required by law.

   4.5 Indemnity. Partnership hereby agrees to indemnify, save, defend and hold harmless Potlatch and its officers, agents, contractors, subcontractors, licensees, invitees and employees ("Potlatch Indemnified Parties") from all loss, cost, liability and expense resulting from injury to or death of any person or persons (including, without limitation, Potlatch's officers, agents, contractors, subcontractors, licensees, invitees and employees), or destruction of or damage to property (including, without limitation, the property of any Potlatch Indemnified Party), or any other claim of a third party against any Potlatch Indemnified Party, arising out of or connected with, either directly or indirectly, any failure by Partnership to perform its obligations under this Agreement, the presence on the Timberlands of Partnership or any partner, officer, agent, employee, contractor, subcontractor, licensee or invitee of Partnership, or the condition of the Timberlands or any portion thereof or improvement thereon, including, without limitation, the presence on the Timberlands of any hazardous substances or the failure of the Timberlands to comply with Applicable Laws, except to the extent such injury, death, destruction, damage or other claim is caused by the negligence or willful misconduct of any Potlatch Indemnified Party or the breach by Potlatch of any of its obligations under this Agreement or is the subject of Potlatch's indemnification obligation under Section 7.7 or under section ___ of the Contribution Agreement. The obligations of Partnership under this Section 4.5 shall survive the expiration or termination of this Agreement.

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   4.6 Responsibility for Contractors.

   (a) In the event Partnership contracts with a contractor, or a subcontractor of any tier is engaged, to perform any portion of the Timber management operations described in this Agreement as being performed by Partnership, it shall ensure that any such contractor or subcontractor shall be made aware of and shall abide by all pertinent provisions of this Agreement.

   (b) All obligations, duties, liabilities, and responsibilities of Partnership arising pursuant to the provisions of this Agreement, or otherwise in law or in equity, shall apply with equal force to the employees, agents, contractors or subcontractors of any tier, licensees and suppliers of Partnership involved in operations hereunder where the context permits, and Partnership shall be responsible and liable to Potlatch for the activities of such parties.

   (c) Specific use of the terms "subcontractor," "agent," "contractor," and the like in certain sections of this Agreement, and omissions of such terms in other sections shall not be deemed to nullify or restrict the force and effect of this Section only to such sections where such terms are specifically used. Use of the term "Partnership" in any section giving rise to duties or obligations of Partnership shall be deemed to include the subcontractors, agents, contractors, employees, and licensees of Partnership where the context permits.

   4.7 Construction and Maintenance of Roads. Partnership shall at its expense design, construct and (except as otherwise provided in Section 7.8(b)) maintain, or shall cause its contractors to design, construct and maintain, a system of roads throughout the Timberlands, and shall maintain river transportation sites, all as necessary to perform management services, logging, log transportation and fire prevention and control, including roads as necessary for access during any Harvest Year to and from all Stands included in the Harvest Plan for such Harvest Year (which access is not required to be immediately adjacent to such a Stand if it is practicable to move equipment in and out of such Stand and skid logs to a logging road across land adjacent to such Stand). Notwithstanding the foregoing, to the extent it is customary in a particular Resource Region for logging contractors to construct Temporary Logging Roads or perform road maintenance work in connection with logging operations, Potlatch may arrange for logging contractors to perform such work; in such cases, the costs of such road work will be borne by Potlatch, but will be reflected in Costs of Log and Haul. Potlatch shall be responsible for obtaining any permits or licenses necessary for river transportation sites, and Partnership shall provide reasonable cooperation in connection therewith.

                                  ARTICLE 5

                                Harvest Plans

   5.1 Contents of Harvest Plan. No later than September 1 of each year, Partnership shall prepare and deliver to Potlatch a proposed Harvest Plan for each Resource Region for the ensuing two (2) Harvest Years (a "Proposed
Harvest Plan"). Each Proposed Harvest Plan shall include, for the applicable Resource Region and for each Harvest Year covered by such Proposed Harvest Plan, the following information:

       (a) A map (a "Resource Unit Harvest Map") of each Resource Unit proposed to be included in the Harvest Plan showing and identifying by Stand Code Number each Stand proposed to be harvested, showing all logging roads providing access to and from each such Stand, and showing the location of any environmentally-sensitive areas which could be affected by harvest operations pursuant to the Proposed Harvest Plan (an example of a Resource Unit Harvest Map is attached hereto as Exhibit B);

       (b) A listing (a "Harvest Plan Data Sheet"), broken down by Resource Unit, of each Stand proposed to be harvested, and showing for each such Stand (i) the acreage of the Stand; (ii) whether the Stand is to be partially harvested or fully harvested (and if it is to be partially harvested, describing in detail the marking codes or selection criteria for the Timber proposed to be harvested); (iii) the estimated volumes to be harvested of each Fiber Category in such Stand, and the estimated volumes of each Product to be harvested in such Stand (excluding Products which are estimated to constitute less than three percent (3%) of the total volume of a Fiber Category in such Stand); and (iv) whether such Stand is available for harvest throughout the Harvest Year or stating the portion of such Harvest Year when the Stand will be available for harvest. Each Harvest Plan Data Sheet shall describe any known special restrictions or procedures (such as procedures to protect any environmentally-sensitive areas) which will affect harvest operations (an example of a Harvest Plan Data Sheet is attached hereto as Exhibit C);

       (c) A summary compilation of the data set forth in the Harvest Plan Data Sheets (a "Harvest Plan Summary"), broken down by Resource Unit and showing totals for the Resource Region (an example of a Harvest Plan Summary is attached hereto as Exhibit D).

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   5.2 Requirements for Proposed Harvest Plan. Each Proposed Harvest Plan
shall be consistent with the following requirements (collectively, the "PHP Requirements"):

       (a) The Proposed Harvest Plan shall be consistent with the Agreement Purposes and shall provide for the harvest of a volume of each Fiber Category substantially equal to the maximum volume which may be harvested consistent with Sustainable Forestry Principles, subject to such exceptions as may be set forth in the applicable approved Long-Range Plan;

       (b) As to each Fiber Category, the proposed harvest volumes shall be not less than seventy-five percent (75%) for Sawtimber Fiber Categories and fifty percent (50%) for Pulpwood Fiber Categories nor more than one hundred twenty-five percent (125%) of the average annual harvest volume of such Fiber Category in the Harvest Plans for the previous five (5) years (for purposes of this determination during the first five (5) years of the Term, the relevant harvest volumes for 1993-1997 are set forth in Exhibit
E attached hereto), subject to adjustment to reflect the effects of Force Majeure and subject to such exceptions as may be set forth in the applicable approved Long-Range Plan;

       (c) Each Stand identified in the Proposed Harvest Plan shall, during at least a reasonable portion of the Harvest Year, be accessible (directly or across an adjacent Stand if practicable) by barge to a suitable landing or by means of a logging road which will accommodate vehicles of the type generally used in connection with harvest and transport operations;

       (d) If harvest operations in some but not all portions of the Resource Region are expected to be materially affected by standing water or winter weather, the Proposed Harvest Plan shall include a reasonable number of Stands which are located in areas where harvest operations may be performed in winter weather or wet seasons, as the case may be, in order to permit, to the extent practicable, a consistent level of harvest throughout the year.

   5.3 Potlatch Review and Approval of Proposed Harvest Plan.

   (a) Within thirty (30) days after delivery of the Proposed Harvest Plan, Potlatch may deliver to Partnership a written notice ("Objection Notice"): (i) of any feature of the Proposed Harvest Plan which, in Potlatch's judgment, is inconsistent with any of the PHP Requirements, in which case Potlatch shall propose a correction to achieve such consistency, or (ii) stating that Potlatch wishes to modify the Proposed Harvest Plan for the ensuing Harvest Year in accordance with Section 5.3(c), in which case Potlatch shall specify the proposed modifications. If Potlatch does not deliver an Objection Notice within such 30-day period, then the Proposed Harvest Plan shall be deemed approved and shall constitute the Harvest Plan for the relevant Harvest Year, subject to modification in accordance with Sections 5.5 and 9.4(a). If Potlatch timely delivers an Objection Notice specifying a feature of the Proposed Harvest Plan which Potlatch believes is inconsistent with the PHP Requirements, Partnership shall, within fifteen (15) days after such delivery, deliver to Potlatch a notice (an "Objection Response Notice") which either (A) agrees that the Proposed Harvest Plan shall be modified as proposed in the Objection Notice, (B) proposes an alternative modification to make the Proposed Harvest Plan consistent with the PHP Requirements, or (C) states that Partnership disputes Potlatch's judgment as to the inconsistency of the Proposed Harvest Plan with the PHP Requirements. If Partnership does not deliver an Objection Response Notice within such 15-day period, then Partnership shall be deemed to have approved Potlatch's proposed modification to the Proposed Harvest Plan, and the Harvest Plan shall reflect such modification. If Potlatch timely delivers an Objection Notice proposing a modification to the Proposed Harvest Plan pursuant to Section 5.3(c), Partnership may, within fifteen (15) days after delivery of the Objection Notice, notify Potlatch that such proposed modification is inconsistent with Potlatch's rights under Section 5.3(c). If Partnership does not deliver such notification within such 15-day period, Partnership shall be deemed to have agreed to Potlatch's proposed modification, and the Harvest Plan shall reflect such modification.

   (b) If the parties disagree as to whether the Proposed Harvest Plan is consistent with the PHP Requirements or as to whether any modifications to the Proposed Harvest Plan proposed by Potlatch are consistent with Potlatch's rights under Section 5.3(c), the parties shall each use diligent efforts in good faith to negotiate an agreement promptly. If such negotiation does not result in an agreement as to the Harvest Plan within sixty (60) days after the Proposed Harvest Plan was delivered to Potlatch, then the parties shall submit the dispute to the Consulting Forester serving pursuant to Section 13.1. If no Consulting Forester is then serving or if the Consulting Forester does not reach a determination as to such dispute on or prior to the date ninety (90) days after the Proposed Harvest Plan was delivered to Potlatch, then either party may thereafter submit such disagreement to arbitration in accordance with
Section 13.2.

   (c) Potlatch shall have the right to modify a Proposed Harvest Plan, pursuant to the procedures set forth in Section 5.3(a), by deleting specified Stands identified in the Proposed

Harvest Plan constituting not more than fifteen percent (15%) of the aggregate acreage proposed to be harvested in the first Harvest Year of such Harvest Plan, and substituting therefor other specified Stands ("Alternative Stands") to be harvested in the Resource Region; provided that each of the following requirements is satisfied:

        (i) the Alternative Stands shall be Stands which the Proposed Harvest Plan such Proposed Harvest designates to be Plan; harvested in the second year of

        (ii) the Harvest Plan, as so modified, would be consistent with the PHP Requirements;

        (iii) substitution of the Alternative Stands would not result in an increase or volume of Merchantable Region during such decrease of more Sawtimber to be first Harvest than five percent harvested in the Year; (5%) in the total applicable Resource

        (iv) substitution of the Alternative Stands could not reasonably be expected to result Harvest Plan) of more than to be payable for the in a decrease (as five percent (5%) in first Harvest compared with the the Total Purchase Year under the Proposed Price Harvest Plan; and

        (v) any deleted Stand must be harvested by Potlatch no later than the fourth (4th) year after such Stand was first proposed to be harvested in a Proposed Harvest Plan.

     5.4 Final Harvest Plan. (a) When a Proposed Harvest Plan has been approved (including approval of any proposed modifications pursuant to Section 5.3(c) and resolution of any disputes pursuant to Section 5.3(b)) ("Harvest Plan"), Potlatch and Partnership shall cause their respective Authorized Officers to sign the cover pages of two (2) counterparts of the Harvest Plan, and each party shall take possession of one such counterpart. Notwithstanding the preceding sentence, failure of either party to so evidence its approval shall not affect the validity or effect of the Harvest Plan. Each Harvest Plan upon completion and approval in accordance with this Article 5 shall become a part of this Agreement as if attached hereto. Either party may propose amendments to a Harvest Plan during the applicable Harvest Year, subject to the approval of the other party, which approval shall not be unreasonably withheld or delayed.

     (b) In the event any dispute described in Section 5.3(b) remains pending (or in the event a Harvest Plan has not been finalized for any other reason) as of the beginning of the applicable Harvest Year, harvest operations shall be carried out in a manner consistent with the undisputed portions of the Proposed Harvest Plan until the Harvest Plan is finalized.

   (c) If Partnership fails to deliver any Proposed Harvest Plan in accordance with Section 5.1(a), Potlatch shall have the right, during the first calendar year to which such Proposed Harvest Plan would apply, to harvest Timber designated to be harvested during such calendar year pursuant to the previous two-year Harvest Plan (under which such calendar year was the second year of the two-year Harvest Plan).

   5.5 Changes in Harvest Plan Due to Unforeseen Circumstances. (a) In the event an area consisting of more than fifty (50) acres of the Timberlands is affected by disease, pests, fire, severe windstorms or other events ("Timber Damage Events"), but excluding ordinary mortality due to age, such that it becomes necessary, in Partnership's reasonable judgment, for Potlatch to harvest the affected Timber (or logs, as the case may be) promptly in order to minimize the financial loss due to such events, then the provisions of this
Section 5.5 shall apply:

       (i) Either party, upon obtaining knowledge of a Timber Damage Event, shall promptly inform the other party;

       (ii) The parties shall promptly confer and seek, in good faith and with diligence, to negotiate a modification to the Harvest Plan to provide for the prompt harvesting of Merchantable Timber in the areas affected by the Timber Damage Events ("Salvage Timber"); provided, however, that Potlatch shall not be obligated to accept a modification which would (A) result in Potlatch obtaining a smaller volume of good quality Sawtimber during the Harvest Year or the ensuing Harvest Year than the volume to be harvested pursuant to the Harvest Plan, or (B) increase the expenses to be borne by Potlatch in implementing the Harvest Plan, unless Partnership shall agree to reimburse Potlatch for such increase; and

       (iii) unless Potlatch elects to harvest the Salvage Timber in addition to the Timber to be harvested in accordance with the applicable Harvest Plan, any Salvage Timber harvested by Potlatch in a Harvest Year shall be credited toward the volumes of the respective Products Potlatch is required to harvest during such Harvest Year in accordance with the applicable Harvest Plan.

In the event that, after negotiation pursuant to this Section 5.5(a), Potlatch does not agree to a modification to the Harvest Plan to provide for the harvesting of Salvage Timber, then Partnership shall have the right to dispose of the Salvage

Timber by such means as Partnership may determine, including sale of such Salvage Timber to any person; provided that no such transaction shall involve the sale or other disposition of any Product other than Salvage Timber.

   (b) In the event that, at any time, any Force Majeure impairs access to a Stand which is to be harvested during the Harvest Year or if any Force Majeure would materially impair harvest operations on such Stand, and either party reasonably believes that suitable access for harvest equipment and logging trucks will not be available, or that the impairment of harvest operations will not be corrected, in time to complete the harvest of the affected Stand during the Harvest Year, then the Harvest Plan shall be modified to delete the affected Stand and substitute in its place a Stand or Stands in the same Resource Region which is generally comparable in volumes and types of Merchantable Timber available for harvest. Such substitute Stands shall be selected by Potlatch from the Stands designated in the applicable Harvest Plan for harvest during the following Harvest Year, and shall be identified by written notice from Potlatch to Partnership, and unless Partnership reasonably objects within five (5) days after receipt of such notice, the Harvest Plan shall be deemed modified to reflect such substitution.

   (c) In the event that, at any time during a Harvest Year, Potlatch reasonably believes that the Stands which are to be harvested during the Harvest Year will produce materially different volumes of any one or more species or Fiber Categories than the volumes reflected in the Harvest Plan, then Potlatch shall have the right to modify the Harvest Plan by deleting up to fifteen percent (15%) of the aggregate acreage specified in the Harvest Plan or by adding Alternative Stands, as the case may be, subject to the limitations set forth in clauses (i) through (v) of Section 5.3(c). Such Alternative
Stands shall be identified by written notice from Potlatch to Partnership, and unless Partnership reasonably objects within ten (10) days after receipt of such notice, the Harvest Plan shall be deemed modified to reflect such deletion, addition or substitution. The right to add, delete or substitute Stands pursuant to this Section 5.5(c) is in addition to Potlatch's rights to substitute Stands in a Proposed Harvest Plan pursuant to Section 5.3(c).

   5.6 Partnership's Right to Modify Harvest Plan. Upon and subject to the terms and conditions of this Section 5.6, Partnership shall have the right, one (1) time only in any Harvest Year, by written notice to Potlatch ("Harvest Plan Modification Notice"), to modify the Harvest Plan to increase the volume of Merchantable Sawlogs to be harvested in the current Harvest Year (a "Harvest Plan Modification") by an amount (as specified in the Harvest Plan Modification Notice) up to ten (10%) of the volume to be harvested during such Harvest Year pursuant to the Harvest Plan (i.e., such that the volume of Merchantable Sawlogs would be up to one hundred ten percent

(110%) of the volume for such Harvest Year contemplated by the Harvest Plan prior to such modification), provided that each of the following requirements is satisfied:

       (i) the Harvest Plan, as so modified, would be consistent with the PHP Requirements;

       (ii) the Harvest Plan Modification Notice shall be delivered to Potlatch no later than: (A) August 1 of the Harvest Year if the Harvest Plan Modification Notice proposes an increase in volume of five percent (5%) or less, or (B) July 1 of the Harvest Year if the Harvest Plan Modification Notice proposes an increase in volume of more than five percent (5%);

       (iii) Potlatch shall have the right to select the additional Merchantable Sawlogs to be harvested, which shall be selected from Stands which the Harvest Plan designates to be harvested in the second year of such Harvest Plan (and Potlatch shall have the right to select only Softwood Sawtimber, only Hardwood Sawtimber or a combination); and

       (iv) the additional volume harvested pursuant to the Harvest Plan Modification shall be offset by an equivalent reduction in harvest volumes of the relevant Sawlog Categories during the following five or fewer Harvest Years, as Potlatch and the Partnership may reasonably agree.

   5.7 Compliance With Reporting and Other Legal Requirements. In the event that Applicable Law requires that any Governmental Authority or other Person receive any notice, plan or information regarding a contemplated harvest of forest products pursuant to this Agreement or requires that any Governmental Approval be obtained in connection therewith or requires any other action respecting a contemplated harvest, Potlatch shall take all actions reasonably necessary to comply in all material respects with such Applicable Law. Partnership shall provide such cooperation as may be necessary to enable Potlatch to so comply, but Partnership shall not be required to incur any material expense in providing such cooperation. Promptly upon Partnership's request, Potlatch shall deliver to Partnership copies of all required Governmental Approvals or other reasonable evidence of Potlatch's compliance with such Applicable Laws. Potlatch shall keep Partnership generally apprised of material notices to or filings with Governmental Authorities given or made by Potlatch relating to the Timberlands or Potlatch's operations under this Agreement.

   5.8 Marking Timber and Boundaries. Prior to Potlatch's commencement of harvest operations on any Stand, Partnership shall mark as needed the Stand boundaries and any streamside management zones or other environmentally sensitive areas on or adjacent to the Stand and, if the Stand is to be partially harvested, Partnership shall mark the trees to be cut or shall provide a detailed written description of the method by which Potlatch or its contractor is to determine which trees are to be cut (collectively, "Site Marking"). If Potlatch gives notice to Partnership of the date on which Potlatch proposes to commence harvest operations on a Stand, then Partnership shall complete the Site Marking of such Stand prior to such date (but Partnership shall have at least ten (10) days after such notice to complete the Site Marking). If Partnership fails to complete such Site Marking within such ten (10) day period, Partnership shall reimburse any costs incurred by Potlatch as a result of delay in Site Marking promptly after written demand.

                                  ARTICLE 6

                         Purchase and Sale of Timber

   6.1 Obligation to Harvest; Required Volumes; Obligation to Purchase and
Sell.

   (a) During each Harvest Year, upon and subject to the terms of this Agreement, Potlatch shall cut and remove the Merchantable Timber to be harvested in accordance with the Harvest Plan for such Harvest Year (as such Harvest Plan may be modified in accordance with the provisions of Article 5). Upon and subject to the terms and conditions of this Agreement, Potlatch shall purchase and Partnership shall sell all Merchantable Timber cut by Potlatch.

   (b) If, in a Harvest Year, Potlatch cuts and scales a volume of any Sawlog Category which is more than ninety-five percent (95%) but less than one hundred percent (100%) of the volume of such Sawlog Category to be harvested in such Harvest Year pursuant to the applicable Harvest Plan, as such Harvest
Plan may theretofore have been modified (a "Harvest Deficit"), then the Harvest Deficit shall be added to the volume of such Sawlog Category to be harvested in the following Harvest Year pursuant to the applicable Harvest Plan, and the Harvest Plan for such following year shall be modified to reflect such additional volume; provided, however, that the foregoing requirement shall not apply if such Harvest Deficit resulted from Force Majeure or inaccuracies in the estimated volumes set forth in the Harvest Plan. If, in a Harvest Year, Potlatch cuts and scales a volume of any Sawlog Category equal to more than one hundred five percent (105%) of the volume of such Sawlog Category to be harvested in such Harvest Year pursuant to the applicable Harvest Plan, as such Harvest Plan may theretofore have been modified (a "Harvest Excess"), then the Harvest Excess shall be subtracted from the volume of such Sawlog Category to be harvested in the following Harvest Year pursuant to the applicable Harvest Plan, and the Harvest Plan for such following year shall be modified to reflect such reduced volume. Notwithstanding anything to the contrary in this Agreement,

Potlatch shall not be required to cut, remove or purchase any Negative Value Product except in accordance with the provisions of Section 6.1(e).

   (c) Potlatch's failure (except to the extent resulting from Force Majeure or inaccuracies in the estimated volumes set forth in the Harvest Plan) in any Harvest Year to cut and scale a volume of any Sawlog Category equal to ninety-five percent (95%) or more of the volume of such Fiber Category to be harvested in such Harvest Year pursuant to the applicable Harvest Plan, as such Harvest Plan may theretofore have been modified, shall constitute a breach of this Agreement by Potlatch, unless Potlatch shall commence to cure such failure within seventy-five (75) days after the end of such Harvest Year, and thereafter diligently continue such cure, and shall fully cure such failure within one hundred eighty (180) days after the end of such Harvest Year.

   (d) Potlatch shall use reasonable efforts to perform its harvest operations on a fairly continuous basis throughout each Harvest Year, to the extent practicable in light of weather conditions and other factors outside of Potlatch's control. Potlatch may log the Stands specified in the Harvest Plan in such order as Potlatch may elect (subject to any schedule restrictions set forth in the Harvest Plan), but Potlatch shall provide written notice to Partnership not less than three (3) business days prior to commencing logging on a Stand, which notice shall specify the Stand by Stand Code Number and the dates on which Potlatch intends to commence and complete logging. In scheduling harvests, Potlatch shall make reasonable accommodations to permit Partnership to perform scheduled silvicultural activities. In the event that any Site Marking on a Stand required under the Harvest Plan will not have been completed on the date specified in such notice as the date Potlatch intends to commence logging, Partnership shall so notify Potlatch within one (1) business day after receipt of Potlatch's notice and the provisions of Section 5.8 shall apply.

   (e) Notwithstanding anything to the contrary in this Agreement, Potlatch shall have no obligation to cut, remove or purchase any Product if the Costs of Log and Haul allocable to such Product would exceed the Delivered Log Price for such Product (a "Negative Value Product"), unless Partnership shall have notified Potlatch in writing that Partnership (i) wishes Potlatch to cut and remove such Product and (ii) will pay Potlatch the amount (the "Net Cost") by which such allocable Costs of Log and Haul exceeds such Delivered Log Price. Upon delivery of such notice, Partnership shall be obligated to pay the Net Cost of such Product to Potlatch within twenty (20) days after delivery to Partnership of an invoice specifying the amount owed and a reasonably detailed accounting of the calculation thereof. In the alternative, Potlatch may offset the Net Cost of such Product against Monthly Payments due after delivery of such invoice. In the event that Partnership is able to arrange for the harvest of a Negative Value Product by a Person other than Potlatch at a cost less than the Net Cost calculated as set forth above (or for a positive purchase price), then Partnership shall have the right to enter into such an arrangement; provided that no such arrangement shall involve the sale or other disposition of any Product other than Negative Value Products.

   6.2 Stumpage Prices. (a) Potlatch shall purchase all Merchantable Timber cut and scaled in a calendar quarter for a price (per MBF, per cord or per green ton, as applicable under then current Industry Practice) equal to the Market Stumpage Price prevailing during the relevant Pricing Period for the applicable Product in the applicable Resource Region, as determined in accordance with this Section 6.2. Market Stumpage Prices shall be established each calendar quarter for each Resource Region, for each Fiber Category and, if Market Stumpage Prices are different for different species, diameter classes or other classifications within a Fiber Category, for each specific Product to be harvested.

   (b) Except as otherwise provided in Section 6.2(d), the term "Market
Stumpage Price" shall mean, as to any Product, the fair market price being paid for the Product on a stumpage basis in arm's-length transactions in the relevant Resource Region during the relevant Pricing Period. Subject to the dispute resolution provisions of this Section 6.2, the Market Stumpage Price of each Product shall be determined by good faith negotiations between the parties. In determining Market Stumpage Prices, the parties shall take into account both Net Log Prices in "purchased at mill" transactions and Stumpage Sale Prices. Relevant transactions will include all transactions during the Pricing Period in which Potlatch is the buyer (or a bidder in the case of Stumpage Sale Transactions) or the seller and other transactions as to which the parties agree the price, volume and other relevant terms are reasonable and verifiable, but excluding transactions between Potlatch and Partnership. Relevant transactions may include transactions reported or reflected in recognized trade publications if Partnership and Potlatch agree, in the particular case, that the data pertaining to such transactions are relevant.
The parties intend that, at least initially, Net Log Prices and Stumpage Sale Prices will, as to Products for which reliable data is available respecting both types of transactions, be treated as equally relevant in the calculation of Market Stumpage Prices. The parties may, if they so agree in a given calendar quarter, use a mathematical formula or other agreed upon methodology for determining the Market Stumpage Price of any Product based on available data regarding Net Log Prices and Stumpage Sale Prices. In assessing the comparability of any transaction, the parties may take into account any verifiable information they consider relevant, including the quality of the Timber or logs involved in the transaction.

   (c) As to each Stumpage Sale Transaction in which only a single Product is sold, for purposes of determining the unit price (per mbf, per ton, etc.) paid for such Product in the Stumpage Sale Transaction, such unit price shall be based upon Potlatch's reasonable estimate (as set forth in the Stumpage Bid Worksheet for such Stumpage Sale Transaction prepared by Potlatch and reviewed by Partnership), or other reasonable evidence, of the volume of the Product included in the Stumpage Sale Transaction. As to each Stumpage Sale
Transaction in which more than one Product is sold for a single lump sum, for purposes of determining the unit price paid in the Stumpage Sale Transaction for each particular Product included in that Stumpage Sale Transaction, such unit price shall be based upon Potlatch's reasonable estimates (as set forth in the Stumpage Bid Worksheet for such Stumpage Sale Transaction prepared by Potlatch and reviewed by Partnership), or other reasonable evidence, of (1) the volumes of each Product included in the Stumpage Sale Transaction, and (2) the relative values (per mbf, per ton, etc.) of the respective Products.

   (d) In the event that Potlatch disposes of a portion of the Merchantable Timber to be harvested pursuant to this Agreement by assigning the right to harvest a specified Stand or Stands designated in the applicable Harvest Plan to a third party on a stumpage basis (a "Stumpage Outsale"), and if such Stumpage Outsale is made on a competitive bid basis or is otherwise at a price approved by Partnership, then the "Market Stumpage Price" for the Merchantable Timber sold in such Stumpage Outsale shall be the price paid to Potlatch by the assignee in such Stumpage Outsale, minus the product of (i) the Average Administrative Cost multiplied by (ii) the number of tons of Timber sold in such Stumpage Outsale (which tonnage shall be reasonably agreed by the parties). This Section 6.2(d) shall not apply to assignments of this Agreement other than assignments of the right to harvest a specified Stand or Stands designated in a then-current Harvest Plan.

   (e) For purposes of determining the amount of the Monthly Payments to be made pursuant to Section 6.3 during each respective calendar quarter, commencing no later than the date forty-five (45) days prior to the commencement of the calendar quarter, Partnership and Potlatch shall confer (in person or by such other means as they may agree) and seek, through diligent and good faith negotiations, to agree upon the Estimated Market Stumpage Prices for the Products to be harvested during the calendar quarter. If the parties are unable to reach agreement as to the Estimated Market Stumpage Price of any Product on or prior to the date thirty (30) days prior to the commencement of the calendar quarter, then the parties shall submit the dispute to the Consulting Forester serving pursuant to Section 13.1, who shall determine such Estimated Market Stumpage Price no later than the first day of the calendar quarter. If no Consulting Forester is then serving or if the Consulting
Forester does not reach a determination within fifteen (15) days after the dispute shall have been submitted to the Consulting Forester, then at either party's election, the Estimated Market Stumpage Price shall be determined by arbitration in accordance with Section 13.2.

   (f) [reserved]

   (g) In the event the Estimated Market Stumpage Price for any Product has not been determined by the first day of a calendar quarter, then until such Estimated Market Stumpage Price has been determined, the Monthly Payments shall be calculated as if the Market Stumpage Price for such Product for the immediately preceding calendar quarter (or, if such Market Stumpage Price has not been finally determined, then the most recently determined Estimated
Market Stumpage Price for such Product) were the Estimated Market Stumpage
Price for the current calendar quarter. When the Estimated Market Stumpage Price has been determined in accordance with Section 6.2(e), a retroactive reconciling payment shall be made, concurrently with the next Monthly Payment, to adjust Monthly Payments previously made during the calendar quarter.

   6.3 Monthly Payments. (a) No later than fifteen (15) days after the last day of each calendar month, Potlatch shall pay Partnership an amount (the "Monthly Payment") equal to the estimated purchase price payable under this Agreement for all Merchantable Timber cut and scaled during such month, based upon the Estimated Market Stumpage Prices of the respective Products purchased and the respective volumes of such Products scaled during such month as set forth in the Monthly Logging Report for such month. Each Monthly Payment shall be credited toward payment of the Total Purchase Price for the subject calendar quarter.

   (b) In the event that, during any month of the Term, either party believes that the volume of any Product reportedly scaled during any prior month in such Harvest Year, as set forth in the Monthly Logging Report for such Month, is greater or less than the actual volume of such Product scaled during such month, then such party may, by notice to the other party (a "Volume Reset Notice"), require that the Monthly Payment paid with respect to such month be recalculated to reflect such difference in volume. Upon delivery of a Volume Reset Notice, the parties shall negotiate diligently and in good faith to reach an agreement as to whether and to what extent such Monthly Payment shall be recalculated. In the event any dispute as to a Monthly Payment recalculation based upon a Volume Reset Notice is not resolved through negotiation within fifteen (15) days after delivery of such Volume Reset Notice, then the parties shall submit the dispute to the Consulting Forester serving pursuant to Section 13.1, who shall determine such Monthly Payment recalculation. If no Consulting Forester is then serving or if the Consulting Forester does not reach a determination as to such dispute on or prior to the date forty-five (45) days after delivery of such Volume Reset Notice, then at either party's election, the Monthly Payment recalculation shall be determined by arbitration in accordance with Section 13.2. If it is determined pursuant to this Section 6.3(b) that a Monthly Payment was miscalculated and should have been in a higher or lower amount, then within fifteen (15) days after such determination, Potlatch shall pay Partnership any underpayment or Partnership shall pay Potlatch any overpayment, as the case may be, together with interest thereon from the last day of the relevant month until paid, at a variable rate equal to the sum of
(i) the Prime Rate then in effect, plus (ii) two percent.

   6.4 Determination and Payment of Total Purchase Price. (a) Commencing no later than the date thirty (30) days prior to the last day of each calendar quarter, Partnership and Potlatch shall confer (in person or by such other means as they may agree) and seek, through diligent and good faith negotiations, to agree upon the Market Stumpage Prices for the Products harvested and scaled (or to be harvested and scaled) during such calendar quarter. Each party shall provide evidence available to it of the prevailing Delivered Log Prices and prices paid in Stumpage Sale Transactions in the relevant Resource Regions during the relevant Pricing Period and of the Average Procurement Cost for the Harvest Year. If the parties are unable to reach agreement as to the Market Stumpage Price of any Product on or prior to the date twenty (20) days prior to the last day of such calendar quarter, then the parties shall submit the dispute to the Consulting Forester serving pursuant to Section 13.1, who shall determine such Market Stumpage Price on or prior to the date five (5) days after the last day of the calendar quarter. Subject to the terms of Section 13.1, the Consulting Forester shall consider such evidence and utilize such procedures as the Consulting Forester may deem appropriate. If no Consulting Forester is then serving or if the parties agree that the Consulting Forester is not likely to reach a determination as to such Market Stumpage Price on or before the date five (5) days after the last day of the calendar quarter, then at the election of either party any time after the last day of the calendar quarter, the Market Stumpage Price shall be determined by arbitration in accordance with Section 13.2.

   (b) Within ten (10) days after the later of (i) final determination of all Market Stumpage Prices for a calendar quarter pursuant to Section 6.4(a), and
(ii) delivery and approval of the Quarterly Logging Audit for such Harvest
Year, as described in Section 6.9(b), (A) if the Total Purchase Price for such calendar quarter exceeds the aggregate amount of the Monthly Payments previously made with respect to such calendar quarter, then Potlatch shall pay the amount of such excess to Partnership, or (B) if the aggregate amount of the Monthly Payments previously made with respect to such calendar quarter exceed the Total Purchase Price for such calendar quarter, then Partnership shall reimburse such amount to Potlatch (the amount of such payment by Potlatch or Partnership is referred to herein as the "Adjustment Amount"). The Adjustment Amount shall bear interest from the last day of the relevant calendar quarter until paid, at a variable rate equal to the sum of (i) the Prime then in effect, plus (ii) two percent, which interest shall be payable together with payment of the Adjustment Amount. In the event of a dispute as to the amount of the Total Purchase Price, any undisputed portion of the Adjustment Amount shall be paid within sixty (60) days after the last day of the calendar quarter.

   6.5 Method of Payment; Late Payments. (a) All payments to be made under this Agreement by either party to the other shall be made in lawful money of the United States to the other party at its address for notices as provided in
Section 16.1, or at the request of the party entitled to payment, by wire transfer or automatic funds transfer to such account as such party may designate in writing from time to time.

   (b) Any amount payable under this Agreement which is not paid when due shall bear interest, from the date payment is due through the date paid, at a variable rate (the "Default Rate") equal to the sum of (i) the Prime Rate then in effect, plus (ii) four (4) percent.

   6.6 Scaling. (a) Except as may otherwise be specifically provided herein, the Merchantable Timber cut under this Agreement shall be scaled as promptly as practicable after cutting, at Potlatch's Conversion Facility at which the shipment is to be processed (the "Destination Mill") or such other place as Potlatch may designate, by a competent and qualified log scaler employed or contracted by Potlatch (or, in the case of logs delivered to a site other than a Potlatch Conversion Facility, by a competent and qualified log scaler reasonably designated by Potlatch). The scaler shall keep complete log scaling records, and the scaler's records and procedures shall be subject to checking and inspection by the representatives of Potlatch and Partnership at all reasonable times. The cost of such scaling shall be borne by Potlatch and shall not constitute Costs of Log and Haul.

   (b) The scaler shall provide scale tickets in three (3) parts for distribution to Partnership, Potlatch and Potlatch's logger.

   (c) Potlatch and Partnership agree that the scaler shall employ customary scaling standards in accordance with Industry Practice in the Resource Region. Sample scaling using a reasonable sampling of each shipment shall be permitted.

   (d) No Merchantable Timber shall be removed from the place or places fixed for scaling until scaled or measured.

   (e) Potlatch shall not be entitled to any credit or deduction for mismanufactured Products or Products damaged in logging or transport.

   6.7 Monthly Logging Reports. No later than five (5) business days after the last day of each calendar month, Potlatch shall deliver to Partnership a report (a "Monthly Logging Report") setting forth: (a) for each Stand from which any Product was scaled during such month, the volume of each shipment of such Product scaled, the Estimated Market Stumpage Price then in effect for such Product shipment, the estimated price for such Product shipment derived by applying such Estimated Market Stumpage Price to such volume, and the total estimated price for all Products scaled from such Stand derived by adding together all such estimated Product shipment prices; and (b) for each Resource Region, the totals for such month of the Product shipment volumes and estimated Product prices of each Product included in the portion of the Monthly Logging Report described in clause (a) above (an example of a Monthly Logging Report is attached hereto as Exhibit F).

   6.8 Allocation of Costs; Payment of Taxes. (a) Potlatch shall pay all Costs of Log and Haul, but the parties acknowledge that the amounts thereof are to be taken into account in determining Net Log Prices in accordance with Section 6.2(b). Except as otherwise expressly set forth in this Agreement or in cases where Industry Practice imposes specific costs upon a stumpage purchaser, Partnership shall pay all other costs and expenses arising from or related to the ownership, management and operation of the Timberlands. Potlatch shall use commercially reasonable efforts to minimize Costs of Log and Haul to the extent consistent, in Potlatch's reasonable judgment, with maintaining an appropriate level of quality and value in its wood products.

   (b) All yield taxes, sales taxes, harvest taxes, severance taxes and other taxes assessed in respect of Timber harvested shall be paid when due by Partnership or Potlatch in accordance with Industry Practice in the relevant state or Resource Region (i.e., if local custom calls for the mill owner to pay, Potlatch shall pay), except so long as the validity or amount of such taxes is being diligently protested in good faith and by appropriate proceedings (provided that the protesting party shall pay any interest and penalties). Partnership shall pay all other taxes, assessments and other governmental impositions relating to the ownership, management and operation of the Timberlands when due, except so long as the validity or amount of such taxes is being diligently protested in good faith and by appropriate proceedings (provided that Partnership shall be responsible for any interest and penalties).

   6.9 Records; Audits. (a) Potlatch shall maintain detailed operating and financial records of all harvest operations carried out pursuant to this Agreement, including (i) operating records setting forth the volumes of each Product cut and scaled and the date and location of each scaling, and (ii) financial records setting forth the Total Administrative Cost and the Costs of Log and Haul and invoices or other evidence of all such costs. Potlatch shall maintain such records relating to each Harvest Year for not less than five (5) years after the end of such Harvest Year. Such records shall be available for review by Partnership or its representatives at Potlatch's offices at any time during normal business hours on not less than three (3) days prior written notice.

   (b) As promptly as practicable but in no event later than five (5) business days after the last day of each calendar quarter, Potlatch shall cause to be delivered to Partnership a report (a "Quarterly Logging Audit") setting forth for such calendar quarter the total volume of each Product cut and scaled pursuant to this Agreement, the Total Administrative Costs and the Total Costs of Log and Haul for the relevant Harvest Year and such other information
(other than prices) as may be necessary to establish the Total Purchase Price for such calendar quarter. The Quarterly Logging Audit shall be prepared and certified by Potlatch. Unless Potlatch or Partnership objects to a Quarterly Logging Audit within ten (10) days after delivery thereof, the payment of the Adjustment Amount for such calendar quarter shall be based upon the Quarterly Logging Audit. In the event of an objection, any undisputed amount shall be paid and Potlatch and Partnership shall use diligent efforts in good faith to resolve such dispute promptly. Potlatch and Partnership shall have the right to audit and review the Quarterly Logging Audit and the related records and information respecting any calendar quarter provided that such audit shall be commenced not later than the date one (1) year after delivery of the Quarterly Logging Audit for such calendar quarter, and shall be completed not later than the date two (2) years after delivery of the Quarterly Logging Audit for such calendar quarter. Unless Potlatch or Partnership shall have timely commenced and completed such an audit, the Quarterly Logging Report as to such calendar quarter shall be final and binding as of the date two (2) years after delivery of such Quarterly Logging Audit. In the event any such audit results (through negotiation or arbitration) in an adjustment to the Total Purchase Price for the relevant calendar quarter, the party owing such adjustment shall pay the amount of such adjustment within twenty (20) days after such amount shall have been determined, together with interest thereon from the last day of the relevant calendar quarter until paid, at a variable rate equal to the sum of (i) the Prime Rate then in effect, plus (ii) two percent.

   6.10 Disclaimer of Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, PARTNERSHIP MAKES NO WARRANTY, EXPRESS OR IMPLIED, IN FACT, BY LAW OR OTHERWISE, CONCERNING THE QUALITY, QUANTITY OR CHARACTER OF THE TIMBER PURCHASED HEREUNDER

AND HEREBY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

   6.11 Lump Sum Sale. Potlatch will consider in good faith any request made by Partnership, from time to time, to revise a Harvest Plan to provide for the sale of certain portions of the Merchantable Timber to be harvested during the Harvest Year for a lump sum advance payment in such amount as the parties might agree and on such other terms as the parties might agree.


                                  ARTICLE 7

                           Logging Practices, Etc.

   7.1 Logging Practices in General. Potlatch shall cut all Merchantable
Timber being purchased by Potlatch hereunder in accordance with the applicable Harvest Plan and remove all Merchantable Timber cut from the logging areas. Potlatch agrees to cut and remove the Merchantable Timber purchased pursuant to this Agreement in accordance with Prudent Logging Practices and to conform in all material respects to the applicable Harvest Plan and all Applicable
Laws in conducting logging operations hereunder. All logging and transportation contractors engaged by Potlatch shall meet such competency standards as Potlatch and Partnership may reasonably agree from time to time.

   7.2 Protection of Improvements; Boundaries; Trespass. (a) In conducting its logging operations, Potlatch shall take reasonable precautions to avoid damage to fences, utility poles and lines, and all other structures and improvements. Potlatch shall, with reasonable promptness, repair any such damage at its cost. Costs incurred in repairing such damage shall not be included in "Costs of Log and Haul."

   (b) Potlatch shall use diligent efforts to avoid the commission of any trespass onto lands which are not part of the Timberlands, and Potlatch shall be solely responsible for any damages arising from any trespass onto any such lands, except that Partnership shall be responsible for any such trespass (i) as set forth in Section 8.1(a), and (ii) to the extent resulting from incomplete or inaccurate Site Marking. Costs incurred in repairing such damage shall not be included in "Costs of Log and Haul."

    7.3 Fire Safety; Environmental Matters. (a) In conducting its logging operations, Potlatch shall exercise and shall cause its contractors to exercise every reasonable precaution against fire. In the event any fire results from Potlatch's logging operations, Potlatch shall promptly exert every reasonable effort to suppress such fire. Costs incurred by Potlatch in such fire suppression efforts due to fires resulting from Potlatch's operations shall be Potlatch's sole responsibility and shall not constitute Costs of Log and Haul.

   (b) In conducting its logging operations, Potlatch shall exercise and shall cause its contractors to exercise every reasonable precaution against damage to streams, lakes, riparian areas and other environmentally sensitive areas of which it has knowledge, and shall comply in all material respects with applicable restrictions and requirements in the applicable Harvest Plan and with all applicable Environmental Laws. Potlatch shall be responsible for any violations of applicable Environmental Laws to the extent resulting from the operations of Potlatch under this Agreement. Potlatch shall remedy any damage arising from any such violation, and shall be responsible for the costs of such remediation in proportion to its allocable share of responsibility for the damage. Such costs shall not be included in Costs of Log and Haul.

   7.4 Post-Harvest Cleanup. When logging of a logging site has been completed, Potlatch shall (a) remove from such logging site all equipment, supplies and waste, and (b) take such other post-harvest actions as are customarily performed by logging contractors in the particular Resource Region.

   7.5 Responsibility for Contractors.

   (a) In the event Potlatch contracts with a contractor, or a subcontractor of any tier is engaged, to perform any portion of the logging or transportation operations described in this Agreement as being performed by Potlatch, it shall ensure that any such contractor or subcontractor shall be made aware of and shall abide by all pertinent provisions of this Agreement.

   (b) All obligations, duties, liabilities, and responsibilities of Potlatch arising pursuant to the provisions of this Agreement, or otherwise in law or in equity, shall apply with equal force to the employees, agents, contractors or subcontractors of any tier, licensees and suppliers of Potlatch involved in logging or transportation operations hereunder where the context permits, and Potlatch shall be responsible and liable to Partnership for the activities of such parties.

   (c) Specific use of the terms "subcontractor," "agent," "contractor," and the like in certain sections of this Agreement, and omissions of such terms in other sections shall not be deemed to nullify or restrict the force and effect of this Section only to such sections where such terms are specifically used. Use of the term "Potlatch" in any section giving rise to duties or obligations of Potlatch shall be deemed to include the subcontractors, agents, contractors, employees, and licensees of Potlatch where the context permits.

   7.6 Notice of Violations. If Potlatch receives any notice from any Governmental Authority or any other Person alleging that Potlatch's logging or transportation operations in connection with this Agreement are in violation of any Applicable Law or that Potlatch, in conducting such operations, has violated any rights of such Person, and the amount of damages arising from the alleged violation, or the cost of curing or correcting the violation, if adversely determined, could reasonably be expected to exceed five hundred thousand dollars ($500,000), then Potlatch shall, within ten (10) days after receiving such notice, deliver to Partnership a notice describing the allegation in reasonable detail. The contents of any such notice shall be kept confidential, except to the extent disclosure is required by law.

   7.7 Indemnity. Potlatch hereby agrees to indemnify, save, defend and hold harmless Partnership and its officers, agents, contractors, subcontractors, licensees, invitees and employees ("Partnership Indemnified Parties") from all loss, cost, liability and expense resulting from injury to or death of any person or persons (including, without limitation, Partnership's officers, agents, contractors, subcontractors, licensees, invitees and employees), or destruction of or damage to property (including, without limitation, the property of any Partnership Indemnified Party), or any other claim of a third party against any Partnership Indemnified Party, arising out of or connected with, either directly or indirectly, any failure by Potlatch to perform its obligations under this Agreement, the presence on the Timberlands of Potlatch or any partner, officer, agent, employee, contractor, subcontractor, licensee or invitee of Potlatch, except to the extent such injury, death, destruction, damage or other claim is caused by the negligence or willful misconduct of any Partnership Indemnified Party or the breach by Partnership of any of its obligations under this Agreement or is the subject of Partnership's indemnification obligation under Section 4.5. The obligations of Potlatch under this Section 7.7 shall survive the expiration or termination of this Agreement.

   7.8 Partnership Inspection; Claims Relating to Damage or Incomplete Harvest. (a) If Partnership or its representatives inspect any logging site during logging operations, such inspection shall be conducted in a manner so as to minimize interference with Potlatch's performance under this Agreement. Partnership shall take all reasonable precautions to protect the safety of its representatives and its property in connection with any such inspection.

   (b) As to each Stand being harvested, Potlatch shall give Partnership notice of the date on which Potlatch expects to complete logging operations on such Stand not less than three (3) business days prior to such date. If, upon Partnership's inspection of a Stand, Partnership notifies Potlatch on or prior to such expected completion date of damage (other than ordinary wear and tear) caused by Potlatch to the logging site, adjacent areas or logging roads, Potlatch shall cause such damage to be repaired promptly (or, if such damage cannot be repaired, Potlatch shall be liable for money damages, which damages shall be in an amount reasonably determined by Partnership and shall be paid within twenty (20) days after Partnership notifies

Potlatch of such determination; provided that, if Potlatch reasonably disputes such determination, such dispute shall be submitted to arbitration pursuant to
Section 13.2). If upon such inspection, Partnership notifies Potlatch on or prior to such expected completion date that Potlatch has failed to complete the harvest of such Stand in accordance with the Harvest Plan (e.g., failure to cut or remove all Timber required to be harvested), Potlatch shall cure such failure promptly. If Partnership does not notify Potlatch of any such damage (other than damage occurring after a Partnership inspection or damage which is obvious) or any such incomplete harvest prior to such expected completion date, Potlatch shall have no obligation to repair any damage or cure any failure to complete the harvest, and Partnership hereby waives any claim for such damage (other than damage occurring after the Partnership inspection or damage which is obvious) or failure unless notice thereof is given prior to completion of logging operations. Potlatch shall cause to be promptly repaired any such damage occurring after a Partnership inspection.

   (c) Partnership shall have the right, by notice to Potlatch, to suspend logging operations on a logging site at any time that Partnership reasonably determines that, due to wet or muddy conditions at the logging site, harvest operations would cause excessive rutting or other damage to the land. Such suspension shall continue until such conditions cease to exist, as reasonably determined by Partnership. In the event of such a suspension, the provisions of Section 5.5(b) shall apply. If, due to wet or muddy conditions at any logging site, it could reasonably be expected that harvest operations would cause excessive rutting or other damage to the land, then Potlatch may request a Partnership inspection. If, upon such request, Partnership either agrees that logging operations may proceed or fails to respond to such request by inspecting the site within three (3) business days after such request, then notwithstanding the provisions of Section 7.8(b), Potlatch shall have no obligation to repair any damage attributable to such wet or muddy conditions, and Partnership hereby waives any claim for such damage.

                                  ARTICLE 8

                                Title Matters

   8.1 Partnership's Title to Timberlands. (a) Partnership hereby represents and warrants that, except as provided in the following sentence, Partnership is, and covenants that (except as otherwise provided herein) it will throughout the Term remain, the owner of fee title to all of the Timberlands (or, as to the Leasehold Lands, the owner of leasehold title) and will defend the same and the validity and priority of Potlatch's rights under this Agreement against the lawful claims of all Persons whomsoever; and Partnership further represents and warrants that, except as provided in the following sentence, the

Timberlands are, and covenants that the Timberlands will throughout the Term remain, free and clear of all liens and encumbrances of any kind, nature or description, which could reasonably be expected, individually or in the aggregate, to materially impair the rights of Potlatch under this Agreement or materially reduce the value of Potlatch's interests under this Agreement. Notwithstanding the preceding sentence, Partnership shall not be liable for any failure of Partnership to hold title or any defect in title to the extent such failure or defect would constitute a breach of the warranties of title by Potlatch to Partnership given in connection with Potlatch's conveyance of the Former Potlatch Lands to Partnership. Potlatch shall have no claim for breach of Partnership's representations and warranties in this Section 8.1(a) unless such breach results, directly or indirectly, in a claim by a third party against Potlatch for, or in the nature of, trespass to timber.

   (b) Partnership shall neither voluntarily nor involuntarily permit the Former Potlatch Lands or any part thereof to become subject to any lien, mortgage, security interest or monetary encumbrance of any kind whatsoever (except (i) those which Potlatch determines, in its reasonable judgment, are immaterial, and (ii) those which arise through the conduct of Potlatch), without the prior written consent of Potlatch, and the imposition of any such lien, mortgage, security interest or encumbrance shall constitute a Partnership Event of Default. If any such lien, mortgage, security interest or encumbrance is not released or reconveyed within twenty (20) days after notice to Partnership, then Potlatch shall have the right, in addition to any other rights and remedies Potlatch may have, at its sole option to pay to the holder of such lien, mortgage, security interest or encumbrance the principal amount thereof and all interest accrued and unpaid thereon (together with any other amounts necessary to obtain a release or reconveyance of such lien, mortgage, security interest or encumbrance), whereupon Partnership shall immediately pay Potlatch the amount Potlatch shall have paid to such holder, together with interest thereon at the Default Rate. Notwithstanding the foregoing, as to any mechanics' or materialmen's lien or other involuntary lien, Partnership's obligations under this Section 8.1(b) shall be suspended so long as (i) Partnership is reasonably and in good faith contesting the amount or validity of such lien by appropriate proceedings, and (ii) Partnership shall take all actions necessary (including payment of or bonding against such lien) to avoid a foreclosure of any such lien.

   (c) Partnership shall have the right to grant easements, rights of way, licenses or other limited use rights to third parties (e.g., for grazing, hunting or recreational use of the Timberlands) only so long as (i) no such grant and no such use shall cause material diminution in the value of or material damage to the Timberlands or materially interfere with Potlatch's operations on the Timberlands, and (ii) any such easement, rights of way, license or other right (other than utility easements) shall be made expressly subject and subordinate to Potlatch's rights under this Agreement.

   8.2 Potlatch's Title to Growing Timber. From and after the Commencement
Date and during the entire Term, Potlatch shall have, as to all of the Timber growing on the Timberlands from time to time, the rights to purchase such Timber as provided in this Agreement. Potlatch's interest in the Timberlands shall be, and Partnership hereby grants to Potlatch and its successors and assigns, an exclusive and irrevocable profit a prendre with respect to all growing Timber on the Timberlands, which interest shall endure for the entire Term. The interest hereby granted shall run with the land and be binding upon the successors and assigns of Partnership. Potlatch shall have no leasehold estate or possessory interest in the Timberlands, and the Partnership shall retain possession and control of the Timberlands to the extent consistent with this Agreement. On or before the Commencement Date, Potlatch and Partnership shall execute, acknowledge and deliver counterparts of a Memorandum of Agreement in the form of Exhibit G attached hereto (a "Memorandum of Agreement") which shall be recorded in the official real property records of each county or other recording jurisdiction wherein any portion of the Timberlands is located.

   8.3 Security Agreement. (a) In order to secure the performance of Partnership's obligations to sell Merchantable Timber to Potlatch under this Agreement, Partnership hereby grants, transfers, warrants, conveys, assigns and mortgages to Potlatch, and grants to Potlatch a first priority security interest in, all of the Timber from time to time located on the Timberlands and all present and future proceeds and products of, increases, replacements and accessions to, and documents covering or received by Partnership on account of any such property (collectively, the "Collateral"), all for the benefit and security of Potlatch. The grant of Collateral to Potlatch hereunder is as security only and shall not subject Potlatch to, or transfer or in any way affect or modify, any obligation or liability of Partnership relating to the Collateral. The security interest granted pursuant to this Section 8.3 shall not secure any monetary obligations of Partnership, but only the obligation to sell Merchantable Timber in accordance with this Agreement.

   (b) Partnership (i) shall do, execute, acknowledge and deliver all and every such further acts, supplemental agreements, assignments, instruments, notices of assignments, financing statements, continuation statements, transfers, assurances and other instruments, documents, writings and agreements (herein collectively called "Other Assurances") as Potlatch may from time to time reasonably deem necessary or advisable, for the better assuring, conveying, assigning, transferring, hypothecating, pledging and confirming unto Potlatch the Collateral and rights hereby granted, conveyed or assigned, or which Partnership may be or may hereafter become bound to convey or assign to Potlatch, or for carrying out the intention of or facilitating the performance of the terms of this Section 8.3, or for filing, registering or recording the security interest hereby granted or subjecting any portion of the Collateral to the lien and security interest hereof with the priority required therefor hereunder; and (ii) upon request, shall execute, deliver or file, and hereby authorizes Potlatch to execute, deliver or file one or more Other Assurances, and hereby irrevocably appoints Potlatch to be its attorney for and in its name and on its behalf for such purposes, and generally to use its name in the exercise of all or any of the powers hereby conferred on Potlatch with full power of substitution. The power and authority hereby given and granted by Partnership to Potlatch shall be deemed coupled with an interest and shall not be revocable by Partnership.

   (c) Without the prior written consent of Potlatch, Partnership shall not file or authorize or permit to be filed in any jurisdiction any financing statement or like instrument covering or relating to any Collateral in which Potlatch is not named as the secured party.

   (d) Partnership shall not change the location of its chief executive office unless Partnership, at least 30 days prior to such change, notifies Potlatch of such change and takes all action necessary or that Potlatch may reasonably request to preserve, perfect, confirm and protect Potlatch's liens and security interests in the Collateral.

   (e) Upon the occurrence of an Event of Default, in addition to, and not by way of limitation of, any right which Potlatch may have hereunder, or under applicable law or otherwise, Potlatch shall have all of the remedies of a secured party under the Uniform Commercial Code, as in effect from time to time in the State of Arkansas.

   8.4 Title and Risk of Loss to Cut Timber. Title to all Timber included in this Agreement remains in Partnership (i) until it has been felled in the case of standing Timber, or (ii) in the case of down or wind thrown Timber until it has been bucked. All risk of loss to felled Timber or down Timber bucked by Potlatch pursuant to the terms of this Agreement shall be borne by Potlatch and Potlatch shall not be entitled to any scale adjustment when such Timber is scaled, by reason of decay, insect infestation, fire or other loss or damage which occurs and affects such Timber after it has been felled in the case of standing Timber, or bucked in the case of down or wind thrown Timber.

   8.5 Grant of Access Rights. During the entire Term, Partnership shall provide, and hereby grants to, Potlatch and its officers, agents, employees, contractors, subcontractors and consultants full and free access at all times to the Timberlands and the nonexclusive right to use all roads, river transportation sites and other means of ingress to and egress from the Timberlands (subject to any applicable limitations under any easements or other access agreements and subject to such access restrictions as may be reasonably necessary to address environmental concerns) to the extent such access is reasonably necessary or helpful in connection with Potlatch's rights and obligations under this Agreement. Without limiting the generality of the foregoing, Partnership hereby assigns to Potlatch (subject to any express restrictions on such assignment) the nonexclusive right to use any easement, right of way, license or permit for access heretofore or hereafter granted to Partnership ("Access Rights") by any Person to the extent necessary or useful to Potlatch in connection with this Agreement. To the extent such assignment of any Access Right requires the consent or approval of the grantor of such Access Right, Partnership shall use diligent efforts to obtain such consent and deliver the same to Potlatch. At Potlatch's request, Partnership shall (subject to the limitations described above) execute and deliver to Potlatch a separate assignment of any Access Right, in such form as Potlatch may reasonably request.

   8.6 Potlatch to Permit No Liens. Potlatch shall not permit or suffer any lien or liens to be enforced on or against the Timberlands, or any of the improvements thereon or any Timber thereon, for work, labor, materials, supplies or equipment furnished by or at the request of Potlatch, and Potlatch shall hold Partnership harmless against and defend Partnership against any and all such liens. If Potlatch fails to remove or bond against any such lien within twenty (20) days after written notice thereof to Potlatch, Partnership shall have the right, but shall have no obligation, to pay any amount required to release and discharge any such lien or liens, or to defend any action brought thereon, and to pay any judgment entered therein, and Potlatch shall be liable to Partnership for all reasonable costs (including reasonable attorneys fees) incurred by Partnership or for the payment of any of said liens or any judgments obtained thereon, plus interest thereon at the Default Rate; provided, however, that Potlatch's obligations under this Section 8.6 shall be suspended so long as (i) Potlatch is reasonably and in good faith contesting the amount or validity of such lien by appropriate proceedings, and
(ii) Potlatch shall take all actions necessary (including payment of or bonding against such lien) to avoid a foreclosure of any such lien.


                                  ARTICLE 9

                       Disposition of Timberlands and
                    Acquisition of Additional Timberlands

   9.1 No Transfer of Former Potlatch Lands Without Potlatch Consent; Exceptions. (a) Except as set forth in Section 9.1(b) hereof, without the prior written consent of Potlatch (which consent Potlatch may grant or withhold in its sole discretion), Partnership shall not sell, transfer, assign or convey the Former Potlatch Lands, whether voluntarily or by operation of law (but a transfer of partnership interests, or other direct or indirect ownership interests, in Partnership shall not constitute a "transfer by operation of law"). Any such sale, transfer, assignment or conveyance of all or any portion of the Former Potlatch Lands, whether voluntarily or by operation of law, without the prior written consent of Potlatch shall constitute a Partnership Event of Default. Notwithstanding anything contained herein to the contrary, Partnership hereby waives any right it now has or may hereafter have to require Potlatch to prove an impairment of its rights or any damages as a condition to enforcing Partnership's covenants under this Section 9.1.

   (b) Partnership shall have the right, from time to time, to transfer a parcel or parcels of the Former Potlatch Lands, only upon and subject to the terms and conditions of this Section 9.1(b). Partnership may sell, from time to time, a parcel of the Former Potlatch Lands (a "Sale Parcel"), provided that each of the following conditions is satisfied: (i) no Sale Parcel shall be included in the Timberlands to be harvested pursuant to the two-year
Harvest Plan then in effect; (ii) Potlatch receives prior written notice of such proposed transfer and copies of all transfer and other related documents;
(iii) the aggregate acreage of all Sale Parcels transferred in any calendar year shall be less than five thousand (5,000) acres; and (iv) the aggregate acreage of all Sale Parcels transferred in any period of twenty (20) consecutive calendar years shall be less than the sum of (A) twenty thousand (20,000) acres, plus (B) such acreage as contains not more than the Net Volume Increase. In addition to parcels sold in accordance with the preceding sentence, Partnership may transfer, from time to time, in connection with an Exchange (as defined below) a parcel of the Former Potlatch Lands (an "Exchange Parcel"), provided that each of the following conditions is satisfied: (i) no Sale
Parcel shall be included in the Timberlands to be harvested pursuant to the two-year Harvest Plan then in effect; (ii) Potlatch receives prior written notice of such Exchange and copies of all transfer and other related documents; (iii) in connection with such transfer, a parcel or parcels of Additional Timberlands in the same Resource Region as the Exchange Parcel (a "Substitute Parcel") is acquired by Partnership in an exchange pursuant to section 1031 of the Internal Revenue Code of 1986, as amended (an "Exchange"), which Substitute Parcel is, in Potlatch's reasonable judgment, reasonably equivalent to or better than the Exchange Parcel being transferred in volume and species of Merchantable Timber, proximity to a Potlatch Conversion
Facility and other factors relevant to the desirability of such Substitute Parcel; (iv) upon Partnership's acquisition of the Substitute Parcel, it shall become a part of the Timberlands and shall become subject to this Agreement in accordance with Section 9.4 (and the Substitute Parcel shall be deemed to be part of the Former Potlatch Lands for purposes of this Section 9.1); and (v) the aggregate acreage of all Exchange Parcels transferred pursuant to this Section 9.1(b) in any calendar year shall be less than ten thousand (10,000) acres. Any sale or transfer of any portion of the Former Potlatch lands which does not comply with the foregoing terms and conditions shall constitute a Partnership Event of Default. In the event of a transfer permitted under this Section 9.1(b), Potlatch shall release the Sale Parcel or Exchange Parcel being transferred in accordance with Section 9.5.

   9.2 Transferred Timberlands Remain Subject to this Agreement. (a) As to any transfer of a portion of the Timberlands (other than a transfer permitted under Section 9.1(b)): (a) Potlatch must receive, for its review and approval, copies of all transfer documents, (b) except as otherwise provided in Section 9.2(b), either the transferred property shall remain subject to this Agreement in all respects or the transferee must be approved by Potlatch and must enter into a written undertaking, in form and substance satisfactory to Potlatch, whereunder the transferee agrees to manage the transferred property and make the Timber thereon available to Potlatch, and (c) Partnership must pay all reasonable costs and expenses in connection with such transfer including, without limitation, all fees and expenses incurred by Potlatch. Except as otherwise provided in Section 9.2(b), in the event the ownership of the Timberlands, or any part thereof, shall become vested in a Person other than Partnership, whether with or without the prior written consent of Potlatch, Potlatch may, without notice to Partnership, deal with such successor or successors in interest with reference to the Timberlands or such portion thereof and this Agreement in the same manner and to the same extent as with Partnership without in any way vitiating or discharging Partnership's liability hereunder. Except as otherwise provided in Sections 9.1(b) or 9.2(b), no sale, transfer or conveyance of the Timberlands or any portion thereof shall operate to release, discharge, modify, change, or affect the original liability of Partnership hereunder, either in whole or in part, nor to impair Potlatch's right, title and interest in and to this Agreement or the Timberlands unless expressly set forth in writing executed by Potlatch.

   (b) Partnership shall have the right, from time to time, to require
Potlatch to release, in accordance with Section 9.5, a parcel or parcels of the Former ATCO Lands specified in a written notice to Potlatch (an "ATCO Parcel Release Request") which parcel or parcels the Partnership has sold or transferred, or proposes to sell or transfer (an "ATCO Release Parcel"), provided that each of the following conditions is satisfied: (i) no ATCO Release Parcel shall be included in the Timberlands to be harvested pursuant to the two-year Harvest Plan then in effect; (ii) Potlatch shall have received prior written notice of such proposed transfer and copies of all transfer and other related documents; (iii) the aggregate acreage of all ATCO

Release Parcels to be released in any calendar year shall be less than five thousand (5,000) acres; and (iv) the aggregate acreage of all ATCO Release Parcels released in any period of twenty (20) consecutive calendar years shall be less than the sum of (A) twenty thousand (20,000) acres, plus (B) such acreage as contains not more than the Net Volume Increase. In addition to parcels released in accordance with the preceding sentence, Partnership shall have the right, from time to time, to require Potlatch to release, in accordance with Section 9.5, a parcel or parcels of the Former ATCO Lands specified in an ATCO Parcel Release Request which parcel or parcels the Partnership has transferred, or proposes to transfer in connection with an Exchange (an "ATCO Exchange Parcel"), provided that each of the following conditions is satisfied: (i) no ATCO Exchange Parcel shall be included in the Timberlands to be harvested pursuant to the two-year Harvest Plan then in effect; (ii) Potlatch shall have received prior written notice of such Exchange and copies of all transfer and other related documents; (iii) in connection with such transfer, a Substitute Parcel or Parcels in same Resource Region as the ATCO Exchange Parcel s acquired by Partnership in an Exchange, which Substitute Parcel is, in Potlatch's reasonable judgment, reasonably equivalent to or better than the ATCO Exchange Parcel being transferred in volume and species of Merchantable Timber, proximity to a Potlatch Conversion Facility and other factors relevant to the desirability of such Substitute Parcel; (iii) upon Partnership's acquisition of the Substitute Parcel, it shall become a part of the Timberlands and shall become subject to this Agreement in accordance with Section 9.4 (and the Substitute Parcel shall be deemed to be part of the Former ATCO Lands for purposes of this Section 9.2); and (iv) the aggregate acreage of all Exchange Parcels transferred pursuant to this Section 9.2(b) in any calendar year shall be less than ten thousand (10,000) acres. In the event of an ATCO Parcel Release Request and satisfaction of the conditions set forth in this Section 9.2(b), Potlatch shall release the specified ATCO Release Parcel or ATCO Exchange Parcel in accordance with Section 9.5, effective upon Partnership's sale or transfer thereof.

   9.3 Potlatch's Right to Timber on Additional Lands. (a) In the event that Partnership proposes to acquire fee or leasehold title to any Timber-producing property and Potlatch has the right pursuant to section 3 of the Opportunities Agreement to cause such property to be added to the Timberlands (a "Potential Addition"), Partnership shall give notice to Potlatch (a "Potential Addition Notice") setting forth a general description of the Potential Addition (acreage, location(s), degree of stocking, character of Timber) and offering Potlatch the right to cause the Potential Addition to be added to the Timberlands. Potlatch shall use reasonable efforts to determine promptly whether Potlatch is interested in pursuing its rights under this Section 9.3 as to any Potential Addition, and shall promptly inform Partnership, by written notice, of any determination that Potlatch is not so interested. Unless

Potlatch shall have delivered a notice in accordance with the preceding sentence, Potlatch may, at any time within thirty (30) days after delivery of the Potential Addition Notice, request additional information regarding the Potential Addition or access to inspect the Potential Addition. At any time prior to the later of (i) thirty (30) days after the date on which Partnership shall have provided to Potlatch all requested information reasonably available respecting the Potential Addition, or (ii) thirty (30) days after the date on which Potlatch shall have been afforded reasonable access to inspect the Potential Addition, or (iii) the date sixty (60) days after delivery of the Potential Addition Notice if Potlatch shall have requested no additional information or access (the "Timber Addition Deadline"), Potlatch shall have the right, by giving notice to Partnership (a "Timber Addition Notice"), to have all or any geographic part of the Potential Addition added to the Timberlands if and when Partnership acquires the Potential Addition. Upon Potlatch's timely delivery of a Timber Addition Notice, the Potential
Addition, or the portion thereof designated in the Timber Addition Notice, shall be added to the Timberlands if and when Partnership acquires the Potential Addition. If Potlatch does not timely deliver a Timber Addition Notice, then Potlatch shall have no right to have the Potential Addition added to the Timberlands. Until the Timber Addition Deadline or Potlatch's earlier notice declining to have the Potential Addition added to the Timberlands, Partnership shall not grant (or permit the reservation of) any rights respecting the Potential Addition which would be inconsistent with Potlatch's rights which would arise upon delivery of the Timber Addition Notice.

   9.4 Additional Timberlands. (a) Immediately upon Partnership's acquisition of any property as to which Potlatch has exercised its right to have such property added to the Timberlands (or, if such exercise occurs after such acquisition, then immediately upon such exercise), such property shall become part of the Timberlands and shall be subject to all of the applicable terms and provisions of this Agreement. The parties may, but shall not be required to, modify the Management Plan or the Harvest Plan for the year in which the property becomes Additional Timberlands to reflect the addition thereof. In any event, Management Plans and Harvest Plans for subsequent years shall include the Additional Timberlands.

   (b) Promptly after any property becomes Additional Timberlands, Potlatch and Partnership shall execute, acknowledge and deliver counterparts of a Memorandum of Agreement with respect to the Additional Timberlands which shall be recorded in the official real property records of each county or other recording jurisdiction wherein any portion of the Additional Timberlands is located.

   (c) Commencing within sixty (60) days after any property becomes Additional Timberlands, Potlatch and Partnership shall negotiate, with diligence and in good faith, appropriate modifications to this Agreement (if any) which are reasonably necessary to reflect the addition of such Additional Timberlands. By way of example, such modifications may be required to supplement the provisions of this Agreement regarding logging practices, scaling procedures or timberland management requirements if the Additional Timberlands are in a new Resource Region or include a new species of Timber.

   9.5 Release of Timberlands. In the event that any portion of the Timberlands ceases to be subject to this Agreement or is required to be released from this Agreement, either pursuant to Sections 9.1(b), 9.2(b), 9.6(a) or 15.1 or pursuant to Potlatch's voluntary agreement ("Released Timberlands"), Potlatch shall at Partnership's request execute and deliver such documents and instruments as may reasonably be required to evidence the termination or release of Potlatch's rights respecting such Released Timberlands under this Agreement.

   9.6 Protection of Lenders. (a) Promptly upon the request of any Major
Lender, Potlatch shall enter into an agreement (a "Lender Protection
Agreement") with such Major Lender, in such form as Potlatch and such Major Lender may agree, whereunder the parties agree that: (i) notwithstanding any contrary provision of this Agreement (including Section 9.1), at any time during a Default Period, any Timberlands may be sold or transferred (including through foreclosure of a mortgage or judgment lien) without Potlatch's consent, upon not less than thirty (30) days' notice to Potlatch; (ii) notwithstanding any contrary provision of this Agreement (including Section 9.2), if, during any Default Period, any of the Timberlands are sold or transferred ("Default Sale Timberlands"), then at the option of the Major Lender or the purchaser or transferee, exercised by written notice ("Release Notice") to Potlatch delivered prior to or within thirty (30) days after the sale or transfer, the Default Sale Timberlands shall cease to be subject to this Agreement, and Potlatch's rights under this Agreement with respect to such Default Sale Timberlands shall terminate, effective sixty (60) days after delivery of the Release Notice; and, promptly upon delivery of a Release Notice, Potlatch shall comply with the requirements of Section 9.5 to evidence the release of such Default Sale Timberlands; (iii) Potlatch's security interest pursuant to
Section 8.3 with respect to the Timber on any Default Sale Timberlands shall be subordinate to the rights of the Major Lender or any purchaser or transferee pursuant to clause (ii) above; (iv) the Major Lender shall deliver to Potlatch, simultaneously with delivery to Partnership, any notice demanding performance of any obligation set forth in, or asserting a default by Partnership under, any document or instrument evidencing or pertaining to the indebtedness of Partnership to such Major Lender ("Loan Documents"); and Potlatch shall have the right, but not the obligation, to perform such obligation or cure such asserted default on behalf of Partnership; and the Major Lender shall accept such performance or cure as if performed by Partnership; and (v) at any time during a Default Period, Potlatch shall have the right, on not less than fifteen (15) days' notice to the Major Lender, to purchase from the Major Lender, and the Major Lender shall sell to Potlatch, all of Major Lender's right, title and interest in, to and under the Loan Documents and the indebtedness evidenced thereby, for a price equal to the total sum owed by Partnership to the Major Lender under the Loan Documents, including all outstanding principal, accrued and unpaid interest and other fees or costs owing.

   (b) At the request of Potlatch or the Major Lender, Partnership shall join as a party to any Lender Protection Agreement.

   (c) Partnership and Potlatch agree that the provisions of this Section 9.6 shall not be amended or modified in any material respect, without the written approval of any Major Lender then in existence.

                                 ARTICLE 10

                                  Insurance

   10.1 Potlatch Insurance. Potlatch agrees to carry and maintain at all times during the term of this Agreement:

        (a) a policy or policies of commercial general liability insurance with limits of not less than $5,000,000 protecting Potlatch and Partnership against sums payable as damages because of personal injuries or property damage, including the loss of the use thereof, arising out of an occurrence directly connected with the logging operations herein described or other operations of Potlatch, its employees, agents, contractors, subcontractors, licensees, invitees or business visitors incidental to such logging and other operations; provided that Potlatch shall not be required to insure against damage to or destruction of standing Timber or felled or bucked Timber.

        (b) a policy of insurance covering automobile, bodily injury liability, and property damage on its automobiles with coverage for death or injury to persons and property damage and a limit of not less than $3,000,000. (The word "automobile" shall mean any land motor vehicle, trailer or semitrailer used for transporting logs, goods or passengers.)

        (c) Workers' Compensation Insurance in compliance with the laws of the respective States in which the subject Timberlands are located.

   10.2 Potlatch Contractors. During the term of this Agreement, Potlatch shall assure that any contractor (of any tier) or agent employed by Potlatch to perform any of the work described herein shall be covered by insurance with such coverages as Potlatch and the Partnership shall, from time to time, reasonably agree are customary for such contractors.

   10.3 Policy Terms of Potlatch Insurance. Any insurance carried by Potlatch hereunder shall be written by licensed insurance companies with a Best's Rating of A-VII or better. Each policy shall be endorsed to provide that:

        (a) With the exception of workers' compensation coverage, Partnership shall be an additional insured with the understanding that any obligation imposed upon Potlatch (including, without limitation, the liability to pay premiums) shall be the sole obligation of Potlatch and not that of Partnership;

        (b) The insurer thereunder waives all rights of subrogation against Partnership, any right of set off and counterclaim and any other right to deduction whether by attachment or otherwise;

        (c) Such insurance shall be primary without right of contribution of any other insurance carried by Partnership with respect to its interests as such in the Timberland;

        (d) If such insurance is cancelled for any reason whatsoever, including nonpayment of premium, or any substantial change is made in the coverage which affects the interests of Partnership, such cancellation or change shall not be effective as to Partnership for thirty (30) days after receipt by Partnership of written notice sent by registered mail from each insurer of such cancellation or change; and

        (e) Any liability insurance policy shall be endorsed to provide that, inasmuch as the policy is written to cover more than one (1) insured, all terms, conditions, insuring agreements and endorsements, with the exception of limits of liability shall operate in the same manner as if there were a separate policy covering such insured.

Potlatch shall provide Partnership with certificates evidencing the insurance carried by Potlatch hereunder at reasonable intervals as requested by Partnership.

   10.4 Partnership Insurance. Partnership agrees to carry and maintain at all times during the term of this Agreement:

        (a) a policy or policies of commercial general liability insurance with limits of not less than $5,000,000 protecting Partnership and Potlatch against sums payable as damages because of personal injury or property damage, including the loss of the use thereof, arising out of an occurrence directly connected with the operations herein described or other operations of Partnership, its employees, agents, contractors, subcontractors, licensees, invitees or business visitors incidental to such operations; provided that Partnership shall not be required to insure against damage to or destruction of standing Timber or felled or bucked Timber.

        (b) a policy of insurance covering automobile, bodily injury liability, and property damage on its automobiles with coverage for death or injury to persons and property damage and a limit of not less than $3,000,000. (The word "automobile" shall mean any land motor vehicle, trailer or semitrailer used for transporting logs, goods or passengers.)

        (c) Workers' Compensation Insurance in compliance with the laws of the respective States in which the Timberlands are located.

   10.5 Partnership Contractors. During the term of this Agreement, Partnership shall assure that any contractor (of any tier) or agent employed by
Partnership to perform any of the work described herein shall be covered by insurance with such coverages as Potlatch and the Partnership shall, from time
to time, reasonably agree are customary for such contractors.   10.6 Policy
Terms of Partnership Insurance. Any insurance carried by Partnership hereunder shall be written by licensed insurance companies with a Best's Rating of A-VII or better. Each policy shall be endorsed to provide that:

        (a) With the exception of workers' compensation coverage, Potlatch shall be an additional insured with the understanding that any obligation imposed upon Partnership (including, without limitation, the liability to pay premiums) shall be the sole obligation of Partnership and not that of Potlatch;

        (b) The insurer thereunder waives all rights of subrogation against Potlatch, any right of set off and counterclaim and any other right to deduction whether by attachment or otherwise;

        (c) Such insurance shall be primary without right of contribution of any other insurance carried by Potlatch with respect to its interests as such in the Timberlands;

        (d) If such insurance is cancelled for any reason whatsoever, including nonpayment of premium, or any substantial change is made in the coverage which affects the interests of Potlatch, such cancellation or change shall not be effective as to Potlatch for thirty (30) days after receipt by Potlatch of written notice sent by registered mail from each insurer of such cancellation or change; and

        (e) Any liability insurance policy shall be endorsed to provide that, inasmuch as the policy is written to cover more than one (1) insured, all terms, conditions, insuring agreements and endorsements, with the exception of limits of liability shall operate in the same manner as if there were a separate policy covering such insured.

Partnership shall provide Potlatch with certificates evidencing the insurance carried by Partnership hereunder at reasonable intervals as requested by Potlatch.

   10.7 Claims. With regard to any claim under the policies of insura nce carried by either party, the party responsible for carrying such insurance under this Article 10 shall be responsible for adjusting claims under such policy.

                                 ARTICLE 11

                 Suspension of Performance for Force Majeure

   11.1 Suspension of Obligations. Any obligations, covenants or conditions imposed upon either party under this Agreement shall (subject to the terms of Section 5.5(b)) be suspended while and to the extent that compliance or performance by such party (the "Excused Party") is substantially impaired or prevented, directly or indirectly, by any one or more of the following: fires, drought, infestation, pestilence, disease, floods and the elements, earth movement, accidents, riots, wars, delays in transportation, interference by government action, changes in Applicable Laws, strikes, lock-outs, picketing or other form of labor trouble (whether or not participated in by the employees of the Excused Party or arising from a dispute with or unfair labor practices charged against the Excused Party) or any other causes beyond the reasonable control of the Excused Party, whether similar or dissimilar to the causes specifically mentioned (each a "Force Majeure"). Unless a Force Majeure permanently renders performance of an obligation impossible or impracticable, such Force Majeure shall only suspend the time for performance of, and shall not discharge or release, any obligation.

   11.2 Extension of Time. Within ten (10) days after commencement (or discovery) of any Force Majeure, the Excused Party shall forward written notice thereof to the other party and thereupon all time periods set forth in this Agreement or any plan prepared pursuant to this Agreement for performance of an obligation shall be extended for a period equal to each period of suspension during which the Excused Party is prevented from performing its obligations under this Agreement by reason of the Force Majeure. Upon discontinuance or termination of the any Force Majeure, the Excused Party shall resume within a reasonable time and prosecute with due diligence the obligations so suspended and endeavor to complete the performance of such obligation with reasonable promptness.

   11.3 Force Majeure Peculiar to Potlatch. In the event that a Force Majeure renders it impossible or impracticable for Potlatch to harvest Merchantable Timber in accordance with this Agreement for a continuous period in excess of one hundred twenty (120) days, and such Force Majeure would not render it impossible or impracticable for another Person to harvest such Merchantable Timber, then Partnership shall have the right to sell to another Person or otherwise dispose of Merchantable Timber designated for harvesting pursuant to the Harvest Plan then in effect, provided that Partnership shall not sell or dispose of a volume of Merchantable Timber in excess of the percentage of the Merchantable Timber designated for the then current Harvest Year in the Harvest Plan which is equal to the percentage of the relevant Harvest Year during which Potlatch was subject to such Force Majeure.

                                 ARTICLE 12

                              Default; Remedies

   12.1 Potlatch Default. Each of the following events (each a "Potlatch Event of Default") shall constitute an event of default by Potlatch hereunder:

   (a) Potlatch fails to pay Partnership any amount owed hereunder within ten
(10) business days after receipt of written notice from Partnership that such amount is due;

   (b) Potlatch fails to perform or comply with any other material obligation of Potlatch under this Agreement and fails to remedy such default within thirty (30) days after receipt of written notice from Partnership to do so
(or, where the default cannot be cured by the payment of money and cannot be completely remedied within said thirty (30) days, Potlatch fails to commence to remedy such default within that period or fails after commencement to prosecute the remedying thereof with reasonable diligence or complete the remedying thereof within a reasonable time); and

   (c) Potlatch is dissolved or liquidated without this Agreement being or having been assigned to a Corporate Successor in accordance with Section 14.2.

   12.2 Partnership Default. Each of the following events (each a "Partnership Event of Default") shall constitute an event of default by Partnership hereunder:

   (a) Partnership fails to pay Potlatch any amount owed hereunder within ten
(10) business days after receipt of written notice from Potlatch that such amount is due;

   (b) the occurrence of a Partnership Event of Default described in Section
9.1 with respect to a material portion of the Former Potlatch Lands;

   (c) Partnership fails to perform or comply with any other material obligation of Partnership under this Agreement and fails to remedy such default within thirty (30) days after receipt of written notice from Potlatch to do so (or, where the default cannot be cured by the payment of money and cannot be completely remedied within said thirty (30) days, Partnership fails to commence to remedy such default within that period or fails after commencement to prosecute the remedying thereof with reasonable diligence or complete the remedying thereof within a reasonable time); and

   (d) Partnership is dissolved or liquidated without this Agreement being or having been assigned to a Corporate Successor in accordance with Section 14.2.

   12.3 Remedies. Upon the occurrence of an Event of Default by either party hereto, or in the event either party fails to perform any obligation or observe any of the terms or provisions of this Agreement and such failure causes damage to the other party (irrespective of the cure periods set forth in Sections 12.1 and 12.2), the non-defaulting party shall, subject to Section 12.4, have the right to pursue all remedies available to such party at law or in equity in connection with such Event of Default, including the right:

       (a) to money damages in the amount necessary to compensate the non-defaulting party for all reasonably foreseeable losses and costs caused by the Event of Default or failure to perform, together with interest on any award of money damages from the date of the Event of Default or failure to perform until paid at the Default Rate; and

       (b) to injunctive or other equitable relief, including the right to specific enforcement of the defaulting party's obligations (the parties each acknowledging that money damages may be an inadequate remedy for a default under this Agreement).

   12.4 Limited Right To Rescind or Terminate. (a) Notwithstanding anything to the contrary in this Agreement, except as otherwise expressly provided in
Section 12.4(b), this Agreement
may not be rescinded or terminated at any time prior to the Expiration Date by either party, by any other Person or by operation of law, notwithstanding the occurrence of an Event of Default or any other occurrence, condition or event. Potlatch and Partnership intend that neither party shall have any right to rescind or terminate this Agreement or the obligations of the parties hereunder, except as expressly provided in Section 12.4(b).

   (b) This Agreement may be terminated:

       (i) by Potlatch (A) upon the occurrence of a Partnership Event of Default described in Section 12.2(b) or Section 12.2(d), or (B) if Partnership, willfully and without reasonable justification, repudiates this Agreement or fails continuously for a period in excess of ninety (90) days to substantially perform its material obligations under this Agreement; or

       (ii) by Partnership (A) upon the occurrence of a Potlatch Event of Default described in Section 12.1(c), or (B) if Potlatch, willfully and without reasonable justification, repudiates this Agreement or fails continuously for a period in excess of ninety (90) days to substantially perform its material obligations under this Agreement.

   12.5 Right of Other Party To Perform. If either party (a "defaulting party") fails to perform any covenant or obligation hereunder on its part to be performed, and such failure shall continue for ten (10) days (or such shorter period as may be reasonable under emergency circumstances) after written notice thereof by the other party (a "non-defaulting party"), the non-defaulting party may, without waiving or releasing the defaulting party from any obligation hereunder, perform any such covenant or obligation required to be performed by the defaulting party, but the non-defaulting party shall not be obligated to do so. All amounts incurred by the non-defaulting party and all necessary costs of such performance incurred by the non-defaulting party, together with interest thereon at the Default Rate from the date of such payment or performance by the non-defaulting party, shall be paid (and the defaulting party covenants to make such payment) to the non-defaulting party on demand.

                                 ARTICLE 13

                           Resolution of Disputes

   13.1 Determinations by Consulting Forester.

   (a) Any dispute or controversy which this Agreement provides is to be determined by the Consulting Forester shall be resolved, and any other dispute or controversy arising under this Agreement may by agreement of the parties be resolved, by the Consulting Forester in accordance with this Section 13.1. Unless the parties otherwise agree, each Consulting Forester serving pursuant to this Agreement shall have not less than ten (10) years' experience in the forest resource management or wood products business. The parties may, if they so agree, select more than one Consulting Forester to serve concurrently, provided that the parties shall agree as to the respective separate types of disputes that each such Consulting Forester shall determine (e.g., one Consulting Forester for each Resource Region, or one to determine price issues and another to determine other issues).

   (b) Prior to or promptly after the Commencement Date the parties shall select by mutual agreement a person or persons to serve as Consulting Forester. Each time a Consulting Forester is to be selected pursuant to this
Section 13.1, the parties shall use diligent efforts, in good faith, to agree upon a Consulting Forester. The Consulting Forester shall serve for an indefinite period, commencing upon the parties' agreement to appoint the Consulting Forester and the Consulting Forester's agreement to serve, and ending upon the Forester Termination Date (as defined below). Either party may elect, at any time for any reason or none, to discontinue the appointment of a Consulting Forester by delivering notice to the other party ("Forester Termination Notice") specifying the date as of which such party wishes the appointment to be terminated, provided that such date shall not be less than sixty (60) days after such Forester Termination Notice is delivered. Promptly after delivery of such Forester Termination Notice, the parties shall jointly notify the Consulting Forester in writing of the termination of his or her appointment. The parties shall use diligent efforts to reduce the likelihood that any such termination shall influence or prejudice any decisions the Consulting Forester may make after such notice of termination is delivered.
The Consulting Forester may, at his or her election, withdraw from service as Consulting Forester, but shall be required to give reasonable advance notice of any such withdrawal. The term "Forester Termination Date" shall mean the date specified by a withdrawing Consulting Forester or the party delivering a Forester Termination Notice as the effective date of the termination of the Consulting Forester's services. Promptly after receiving notice of the impending termination or withdrawal of the Consulting Forester, the parties shall select a replacement by mutual agreement.

   (c) If the parties have not selected a Consulting Forester (who has agreed to serve) on or before the date thirty (30) days after the Commencement Date or on or before any Forester Termination Date, then at the election of either party, the selection of the Consulting Forester may be submitted to arbitration pursuant to Section 13.2.

   (d) Potlatch and Partnership shall, unless they otherwise agree, enter into a written agreement with each Consulting Forester setting forth the terms upon which the Consulting Forester shall serve, including the scope of disputes to be determined, the compensation to be paid for services, the terms and conditions respecting withdrawal or termination, and such other matters as the parties may agree. Such agreement shall require that the Consulting Forester act in a neutral and unbiased manner and avoid any ex parte contact with either party.

   (e) Potlatch and Partnership shall be prohibited from engaging in ex parte contact with the Consulting Forester. All determinations of the Consulting Forester shall be rendered in writing delivered to the parties, and shall be final, binding and non-appealable except on the grounds that: (i) the determination is inconsistent with the express provisions of this Agreement, or (ii) the determination was obtained by fraud or other malfeasance on the part of a party. By entering into this Agreement, the parties undertake and agree to act in accordance with, and fulfill the requirements of, any final determination made by a Consulting Forester and, upon receipt of any final determination of the Consulting Forester which is not subject to appeal pursuant to the preceding sentence, either party (the "enforcing party") shall have the right to require the other party to execute, through the other party's counsel, and deliver to the enforcing party a stipulation for entry of judgment, in such form as the enforcing party may reasonably require, for the purpose of evidencing and giving effect to the Consulting Forester's determination. The enforcing party shall be entitled to obtain, and obtain entry of, a judgment based on such stipulation and to take any action as may be required to cause the determination of the Consulting Forester to have the effect of a duly entered order of a court of competent jurisdiction.

   (f) Potlatch and Partnership may from time to time adopt by mutual agreement rules and procedures, consistent with this Agreement, to govern the proceedings of the Consulting Forester, including rules respecting time schedules, presentation of evidence and relevance of specified types of evidence. The parties and the Consulting Forester shall observe and comply with any such rules and procedures as may be in effect at the time of the proceedings.

   (g) Potlatch and Partnership shall each bear one-half of the cost of the Consulting Forester's services.

   13.2 Arbitration. (a) ANY CLAIM, CONTROVERSY OR DISPUTE, WHETHER SOUNDING IN CONTRACT, STATUTE, TORT, FRAUD, MISREPRESENTATION OR OTHER LEGAL THEORY, RELATED DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, WHENEVER BROUGHT AND WHETHER BETWEEN ANY OF THE PARTIES TO THIS AGREEMENT OR BETWEEN ANY OF THE PARTIES TO THIS AGREEMENT AND THE EMPLOYEES, AGENTS OR

AFFILIATED BUSINESSES OF ANY OTHER PARTY, UNLESS RESOLVED BY A CONSULTING FORESTER IN ACCORDANCE WITH THIS AGREEMENT, SHALL BE RESOLVED BY ARBITRATION
AS PRESCRIBED IN THIS SECTION, WHETHER OR NOT SUCH CLAIM, CONTROVERSY OR DISPUTE RELATES TO A PROVISION OF THIS AGREEMENT SPECIFICALLY REFERRING TO THIS
SECTION 13.2.

   (b) UNLESS THE PARTIES OTHERWISE AGREE, A SINGLE ARBITRATOR WHO IS A
RETIRED FEDERAL OR ARKANSAS STATE COURT JUDGE SHALL CONDUCT THE ARBITRATION UNDER THE THEN CURRENT COMMERCIAL ARBITRATION RULES OF THE AMERICAN
ARBITRATION ASSOCIATION (THE "AAA"). THE ARBITRATOR SHALL BE SELECTED BY MUTUAL AGREEMENT OF THE PARTIES, OR IF THEY ARE UNABLE TO REACH AGREEMENT ON THE ARBITRATOR WITHIN THIRTY (30) DAYS AFTER WRITTEN NOTICE BY ONE PARTY TO THE OTHER(S) INVOKING THIS ARBITRATION PROVISION, IN ACCORDANCE WITH AAA
PROCEDURES FROM A LIST OF RETIRED FEDERAL OR ARKANSAS STATE COURT JUDGES PROVIDED BY THE AAA, WHICH SHALL NOT BE LIMITED TO INDIVIDUALS WHO HAVE EXCLUSIVE ARRANGEMENTS WITH THE AAA. THE ARBITRATION SHALL BE CONDUCTED IN THE STATE OF ARKANSAS AND ALL EXPEDITED PROCEDURES OF THE AAA, WHETHER IN ITS COMMERCIAL ARBITRATION RULES, RULES FOR LARGE CASES, OR OTHERWISE, SHALL BE PERMITTED.

   (c) THE ARBITRATOR SHALL HAVE AUTHORITY TO TAKE INTO ACCOUNT INDUSTRY CUSTOM AND PRACTICE, SHALL NOT BE EMPOWERED TO DECIDE DISPUTES SOLELY ON THE BASIS OF NOTIONS OF FAIRNESS AND EQUITY IN DISREGARD OF THE PROVISIONS OF THIS AGREEMENT, AND SHALL NOT HAVE THE AUTHORITY TO AWARD ANY FORM OF EXTRAORDINARY DAMAGES (INCLUDING PUNITIVE DAMAGES). THE ARBITRATOR SHALL AWARD TO THE PREVAILING PARTY ITS REASONABLE ATTORNEYS' FEES AND OTHER COSTS INCURRED IN THE ARBITRATION, EXCEPT THE PARTIES SHALL SHARE EQUALLY THE FEES AND EXPENSES OF THE ARBITRATOR. THE ARBITRATOR'S DECISION AND AWARD SHALL BE FINAL AND BINDING AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

   (d) IF ANY PARTY FILES A JUDICIAL OR ADMINISTRATIVE ACTION ASSERTING CLAIMS SUBJECT TO ARBITRATION AS PRESCRIBED HEREIN, AND ANOTHER PARTY SUCCESSFULLY OPPOSES SUCH ACTION OR COMPELS ARBITRATION OF SAID CLAIMS, THE PARTY FILING SAID ACTION SHALL PAY THE OTHER PARTY'S COSTS AND EXPENSES INCURRED IN
OPPOSING SUCH ACTION OR COMPELLING ARBITRATION, INCLUDING REASONABLE ATTORNEYS' FEES AND EXPENSES.

   (e) WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION TO NEUTRAL ARBITRATION.

Potlatch Initials: _________   Partnership Initials: ___________

                                 ARTICLE 14

                                 Assignment

   14.1 Assignment Prohibited. Except as otherwise expressly permitted under
Section 14.2 or Section 14.3, neither Potlatch nor Partnership shall, either voluntarily or by operation of law, assign or transfer this Agreement or any rights hereunder or interest herein, or agree to do so (each of the foregoing defined herein as a "Transfer"), without the express prior written consent of the other party, which consent such other party may grant or withhold in its sole discretion. Any purported Transfer (whether voluntary or involuntary, by operation of law or otherwise) without the consent of the other party shall, at the option of such other party, be void or constitute an Event of Default under this Agreement.

   14.2 Exception for Assignment to Corporate Successor. Upon and subject to the terms and conditions of this Section 14.2, either party (a "transferor") may assign or transfer all, but not less than all, of its right, title and interest in, to and under this Agreement and all of its obligations under this Agreement, without the consent of the other party to this Agreement, to any of the following (each a "Corporate Successor"): any corporation or entity Controlled by the transferor, or to the surviving corporation or entity in the event of a consolidation or merger of the transferor into such surviving corporation or entity, or to a transferee as part of a transfer of all or substantially all of the assets of the transferor; provided that, in any such case, (i) in the event of a transfer by Partnership, the transferee shall, simultaneously with such Transfer, acquire all of the Timberlands, (ii) the transferee shall assume, in a writing reasonably satisfactory to the non-transferring party, all of the obligations of the transferor under this Agreement, (iii) the transferor shall pay all costs and expenses in connection with the Transfer, including, without limitation, all fees and expenses incurred by the non-transferring party, and (iv) the non-transferring party shall be provided with copies of all assignment documentation promptly upon consummation of the assignment.

   14.3 Partial Assignment by Potlatch Permitted. (a) Potlatch shall have the right, from time to time, to assign to any Person or Persons the right to harvest and purchase during any one or more Harvest Years all or any portion of the Timber specified to be harvested in the Harvest Plan for such Harvest Years, provided that: (i) the assignee shall comply with all of the terms and provisions of this Agreement applicable to the assigned rights; (ii) no such assignment shall reduce or otherwise modify the obligations of Potlatch under this Agreement; and (iii) Partnership shall be provided with notice prior to such assignment and copies of all assignment documentation promptly upon consummation of such assignment.

   (b) In the event Potlatch wishes to assign to a third party (a "Regional Assignee") all of Potlatch's rights under this Agreement with respect to all Timberlands in an entire Resource Region (an "Assigned Region") for the entire Term, Potlatch shall have the right to require that this Agreement be divided into two agreements. One such agreement shall relate to the Timberlands in the Assigned Region and shall be entered into between Partnership and the Regional Assignee (the "New Agreement"). The New Agreement shall (except as to the scope of the Timberlands subject thereto) be on terms substantially identical to this Agreement, with such modifications as Potlatch and Partnership may agree. The second agreement shall be this Agreement amended to exclude the Assigned Region and to terminate all further rights and obligations of Potlatch and Partnership respecting the Timberlands in the Assigned Region. Potlatch shall not be liable, directly or indirectly, for the obligations of the Regional Assignee under the New Agreement if Potlatch establishes by reasonable proof, within six (6) months after the date of the New Agreement, that in light of the Regional Assignee's financial condition or prospects, it is unlikely that the Regional Assignee will be unable to perform its obligations under the New Agreement. Unless Potlatch so establishes such Regional Assignee's capability of performing, Potlatch shall remain liable as a surety for performance of all of the Regional Assignee's obligations under the New Agreement. Notwithstanding the foregoing, if the New Agreement is entered into during the initial 20-year term of this Agreement, Potlatch shall, irrespective of the financial condition or prospects of the Regional Assignee, guaranty the obligations of the Regional Assignee under the New Agreement arising during such initial 20-year term (i.e., such guaranty shall expire on __________________, 2018), pursuant to a form of guaranty reasonably satisfactory to Potlatch and Partnership.

                                 ARTICLE 15

                                Condemnation

   15.1 Effect of Condemnation. In the event any portion of the Timberlands is taken for public or quasi-public use in or by reason of any condemnation proceeding or proceedings in eminent domain, this Agreement shall terminate as to the portion so taken effective upon transfer of title pursuant to such taking and such portion shall be released from this Agreement in accordance with Section 9.7.

   15.2 Condemnation Award. Any award in any such proceedings, and any payment in consideration of a voluntary transfer under threat of eminent domain, with respect to the Timberlands or standing Timber on the Timberlands shall belong to Partnership insofar as such award is based upon the value of the property taken, except for awards for Timber the title to which has passed to Potlatch. Any award in any such proceedings with respect to logs the title to which has passed to Potlatch, or with respect to the value of rights-of-way and right of access under this Agreement, or with respect to expenses or losses incurred by Potlatch shall belong to Potlatch.

   15.3 Notice. Partnership shall promptly notify Potlatch in writing of the commencement or threat deemed material by Partnership of any condemnation proceeding or proceedings in eminent domain.

                                 ARTICLE 16

                                   Notices

   16.1 Notices. Any notice or other communications required or permitted under this Agreement to be given by one party to the other shall be effective only if in writing. Notices shall be delivered to the party's address set forth below, or to such other address as such party may specify by written notice in accordance with this Section 16.1, by United States mail with postage thereon fully prepaid, or by a recognized commercial delivery service, or by facsimile transmission:


If to Potlatch:      Potlatch Corporation
                     601 West Riverside Avenue, Suite 1100
                     Spokane, WA 99201
                     Attention: President
                     Facsimile No.: (509) 835-1555


 with a copy to:     Potlatch Corporation
                     601 West Riverside Avenue, Suite 1100
                     Spokane, WA 99201
                     Attention:  General Counsel
                     Facsimile No.: (509) 835-1555

If to Partnership:   Timberland Growth Limited Partnership
                     1242 N. Second Street
                     Memphis, TN 38101
                     Attention:  Chief Executive Officer
                     Facsimile No.: (901) 521-8647


                                 ARTICLE 17

                                Miscellaneous

   17.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, as well as their respective successors in interest and assigns permitted hereunder, and wherever reference in this Agreement is made to either of the parties hereto, such reference shall be deemed to include, wherever applicable, also a reference to the successors and permitted assigns of said party.

   17.2 No Agency or Fiduciary Relationship. It is understood and agreed that Potlatch and Partnership are independent entities; and that all operations of Potlatch hereunder shall be performed entirely for Potlatch's account and not as an agent, representative, employee or contractor of Partnership; and that all operations of Partnership hereunder shall be performed entirely for Partnership's account and not as an agent, representative, employee or contractor of Potlatch. Nothing in this Agreement shall be construed as creating any partnership or other fiduciary relationship between Potlatch and Partnership.

   17.3 No Third-Party Beneficiaries. No Person other than Potlatch and Partnership shall have any rights under this Agreement. Potlatch and Partnership do not intend that any other Person shall be a third-party beneficiary of this Agreement or any covenant, condition or provision herein.

   17.4 Attorneys' Fees. If Partnership or Potlatch shall commence an arbitration pursuant to Section 13.2, or take any other action against the other party, to compel performance of or to recover for breach of any covenant, agreement or condition of this Agreement, or for declaratory relief, or to otherwise enforce its rights hereunder (but excluding any arbitration of a matter which is, pursuant to the terms of this Agreement, to be submitted in the first instance to the Consulting Forester), the losing party shall pay to the prevailing party its reasonable attorneys' fees in addition to the amount of any judgment and costs (including attorneys' fees and costs in any appeal) as the arbitrator may determine, and the breaching party shall pay to the nonbreaching party its reasonable attorney's fees and other costs incurred in connection with any enforcement action which does not involve rendering a judgment, including, without limitation, in connection with any bankruptcy or insolvency proceeding involving the breaching party.

   17.5 Entire Agreement. This Agreement, including all Appendices, Exhibits and Schedules attached hereto, and the Long-Range Plans, Management Plans and Harvest Plan in effect from time to time, together with any other agreements or documents expressly incorporated herein or therein by reference, shall constitute the entire and integrated agreement among the parties with respect to the subject matter hereof; and all prior negotiations, understandings, agreements and instruments with respect to such subject matter are hereby superseded and shall be of no force and effect.

   17.6 Amendments; Waiver; Time Periods. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification shall be sought. The failure of either party for any period of time to object to or to assert any remedy by reason of the other party's failure to perform or observe any covenant or term hereof or the failure of either party to assert any rights by reason of the happening or non-happening of any condition hereof shall not be deemed a waiver of any right to assert and enforce any remedy arising by reason of such failure or the happening or non-happening of such condition or a waiver of any rights arising from any subsequent failure of such other party to perform or observe the same or any other term or covenant or by reason of the subsequent happening or non-happening of the same or any other condition. Subject to Section 1.2, no custom or practice which may develop between the parties hereto during the Term shall be deemed a waiver of, or in any way affect, the right of the parties hereto to insist upon performance in strict accordance with the terms hereof. All references in this Agreement to time periods within which a party is required to take specified action shall be deemed to permit the parties to agree to a longer period.

   17.7 Governing Law. This Agreement, and any decision by arbitrator(s) pursuant to Section 13.2, shall be governed by, and construed in accordance with, the laws of the State of Arkansas (but without regard to choice of law rules), including all matters of construction, validity and performance, but without regard to its choice of law rules. Notwithstanding the foregoing sentence, questions concerning arbitrability under Section 13.2 shall be governed exclusively by the United States Arbitration Act.

   17.8 Counterparts. This Agreement and any amendments, supplements or modifications hereof may be executed in more than one counterpart each of which shall be deemed to be an original but all of which taken together shall be deemed a single instrument.

   17.9 Partial Invalidity. In the event that any provision of this Agreement shall for any reason be determined to be invalid, illegal, or unenforceable in any respect, the parties hereto shall attempt in good faith to agree to such amendments, modifications, or supplements to this Agreement and take such other appropriate actions as shall, to the maximum extent practicable in light of such determination, implement and give effect to the intentions of the parties as reflected herein. The provisions of this Agreement not so affected shall remain in full force and effect.

   17.10 Further Assurances. Potlatch and Partnership further covenant to cooperate with one another in all reasonable respects necessary to consummate and give effect to the transactions contemplated by this Agreement (including executing and delivering such instruments or other writings as the other party may reasonably request), and each will take all reasonable actions within its authority to secure cooperation of any necessary third parties.

   17.11 Headings. The headings of the sections of this Agreement are for convenience of reference only and shall not affect the meanings or construction of any provision of this Agreement.

   17.12 Jurisdiction and Venue. EACH PARTY HEREBY IRREVOCABLY AND
UNCONDITIONALLY:

         (a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, INCLUDING, WITHOUT LIMITATION, ENTRY OF JUDGMENT UPON ANY AWARD RENDERED BY ARBITRATORS IN ACCORDANCE WITH THIS AGREEMENT, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF ARKANSAS, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE DISTRICT OF ARKANSAS, AND APPELLATE COURTS FROM ANY THEREOF;

         (b) WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE THAT ANY SUCH ACTION OR PROCEEDING WAS BROUGHT IN ANY INCONVENIENT COURT;

         (c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED CERTIFIED MAIL (OR ANY SUCH PARTY AT ITS BY MAILING A SUBSTANTIALLY ADDRESS FOR COPY THEREOF BY SIMILAR FORM OF NOTICES REGISTERED OR MAIL), POSTAGE PURSUANT TO PREPAID, TO SECTION 16.1;

         (d) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT THE SERVICE OF PROCESS IN ANY OTHER LIMIT THE RIGHT TO SUE IN MANNER PERMITTED BY LAW OR SHALL ANY OTHER JURISDICTION; AND

         (e) WAIVES TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING.

The foregoing shall not be deemed to negate or undercut the parties' intent to resolve disputes in accordance with the other provisions of this Agreement, including Article 13.

   IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                        POTLATCH CORPORATION, a Delaware
                        corporation


                        By
                          ----------------------------------------

                          Title
                                ----------------------------------


                        TIMBERLAND GROWTH LIMITED
                        PARTNERSHIP, a Delaware limited
                        partnership

                        By  Timberland Growth Corporation,
                            a Delaware corporation, general
                            partner

                        By
                          ----------------------------------------

                          Title
                                ----------------------------------

                                 APPENDIX A

                                Defined Terms

   "AAA" shall have the meaning given in Section 13.2(b).

   "Access Rights" shall have the meaning given in Section 8.5.

   "Additional Timberlands" shall mean Timber-producing property acquired by Partnership after the Commencement Date and made subject to the provisions of this Agreement pursuant to Section 9.4.

   "Adjustment Amount" shall have the meaning given in Section 6.4(b).

   "Agreement" shall mean this Timberlands Management and Timber Purchase Agreement, including all Exhibits and Appendices attached hereto and all Long-Range Plans, Management Plans and Harvest Plans in effect from time to time, as any of the same may be amended, modified or supplemented from time to time.

   "Agreement Purposes" shall have the meaning given in Section 1.1.

   "Alternative Stands" shall have the meaning given in Section 5.3(c).

   "Applicable Laws" shall mean, as to any Person, all laws (statutory or common), treaties, rules, regulations, determinations, orders, judgments, ordinances, decrees, injunctions, writs, interpretations or Governmental Approvals, in each case applicable to or binding on such Person or any of its property or to which such Person or any of its property is subject.

   "Assigned Region" shall have the meaning given in Section 14.3(b).

   "ATCO" shall mean Anderson-Tully Company, a Mississippi corporation, and (as the context permits) its affiliates.

   "ATCO Exchange Parcel" shall have the meaning given in Section 9.2(b).

   "ATCO Parcel Release Request" shall have the meaning given in Section
9.2(b).

   "ATCO Release Parcel" shall have the meaning given in Section 9.2(b).

   "Authorized Officer" shall mean (a) as to any party to this Agreement, the Person or Persons from time to time designated by such party in writing to the other party as such party's authorized officer for purposes of this Agreement, and (b) if no such designation is in effect,
(i) as to any corporation (or as to a partnership of which a corporation is general partner or as to a limited liability company of which a corporation is manager), the Chairman, the President and any Vice President of such corporation, and (ii) as to any partnership of which a natural person is general partner or as to any limited liability company of which a natural person is manager, such natural person.

   "Average Administrative Cost" means, as to any Harvest Year, the Total Administrative Cost for such Harvest Year divided by the total number of green tons of wood fiber handled by Potlatch (i.e., procured from Potlatch's fee lands, from the Partnership or from other sources or sold by Potlatch from its fee lands to third parties) in such Harvest Year.

   "Average Cost of Log and Haul" means, as to any Harvest Year, the Total Cost of Log and Haul during such Harvest Year, divided by the total number of green tons of Merchantable Timber purchased by Potlatch pursuant to this Agreement during such Harvest Year. In the event that Potlatch in any Harvest Year separately calculates the Average Cost of Log and Haul for different Products or categories of Products, then for purposes of determining the Average Procurement Cost for such Product for such Harvest Year, the Average Cost of Log and Haul applicable to such Product shall be added to the Average Administrative Cost for such Harvest Year.

   "Average Procurement Cost" means, as to any Harvest Year, the sum of Average Administrative Cost for such Harvest Year plus Average Cost of Log and Haul for such Harvest Year.

   "Best's Rating" shall mean the rating assigned to an insurer from time to time as published in A. M. Best Company, Inc.'s insurance reports, or in the event such reports cease to be published, the rating in an alternative generally recognized insurance company rating report which would be equivalent to a Best's rating.

   "Collateral" shall have the meaning given in Section 8.3(a).

   "Commencement Date" shall have the meaning given in Section 3.3.

   "Consulting Forester" shall mean a person selected by the parties and serving as Consulting Forester pursuant to Section 13.1.

   "Contribution Agreement" shall mean the Contribution Agreement dated as of ____________ __, 1998 between Potlatch and Partnership, whereunder the Former Potlatch Lands are to be transferred by Potlatch to Partnership.

 "Control," "Controlled" and "Controlling" shall mean (i) as to a corporation, direct or indirect beneficial ownership of 50% or more of the aggregate voting power of the voting securities of such corporation, (ii) as to a partnership, direct or indirect beneficial ownership of a Controlling Interest of a general partner of such partnership, and (iii) as to a partnership, limited liability company or other entity, the direct or indirect beneficial ownership of 50% or more of the voting power of the ownership interests in such entity.

 "Controlling Interest" shall mean a direct or indirect beneficial ownership interest in any Person which confers upon the holder thereof Control of such Person.

 "Corporate Successor" shall have the meaning given in Section 14.2.

 "Costs of Log and Haul" shall mean the actual costs incurred by Potlatch (without duplication of Total Administrative Costs) in harvesting Merchantable Timber purchased pursuant to this Agreement and transporting Products to the Destination Mill, including without limitation all costs of labor, equipment, insurance, fuel, licenses and taxes (excluding yield taxes or sales taxes which Potlatch is required to pay in accordance with Section 6.8(b)) incurred in obtaining access to the logging site; transporting logging equipment to and from the logging site; preparing the logging site for logging operations; felling, delimbing and bucking Timber; skidding logs to a sorting and staging area; sorting logs for transport; loading logs onto logging trucks; performing road repairs and maintenance; completing post-harvest operations at the logging site; and transporting logs to a Destination Mill (but excluding the costs of secondary loading, unloading and transportation in excess of the costs that would be incurred if the shipment in question were delivered to the nearest Potlatch Conversion Facility capable of processing such shipment). Notwithstanding the foregoing, Costs of Log and Haul shall not include (i) costs incurred in correcting or repairing damage described in Sections 7.2,
7.3 or 7.8(b), (ii) indemnity payments pursuant to Section 7.7, or (iii) any amount incurred for any work to the extent such amount is in excess of the reasonable cost (under applicable market conditions) for the same work (but Potlatch shall not be required to accept a low bid for work if Potlatch reasonably believes a higher bid will provide a better value due to greater reliability, trustworthiness, efficiency or skill of the higher bidder).

 "CPI" shall mean the Consumer Price Index for All Urban Consumers for All Cities, All Items, 1982-1984 equals 100, published by the United States Department of Labor, Bureau of

Labor Statistics. If the federal government revises or ceases to publish the Consumer Price Index, the parties shall substitute a substantially equivalent official index published by the Bureau of Labor Statistics or its successors and shall use any appropriate conversion factors to accomplish such substitution. The substitute index shall thereafter constitute the "CPI" hereunder.

 "Default Period" means the period commencing with the exercise of the Major Lender's right to accelerate the indebtedness of Partnership arising upon a default by Partnership under the Loan Documents, and ending upon the earlier of (1) payment in full of all such indebtedness, or (2) the Major Lender's withdrawal or rescission of such acceleration.

 "Default Rate" shall have the meaning given in Section 6.5(b).

 "Default Sale Timberlands" shall have the meaning given in Section 9.6(a).

 "Delivered Log Price" means, as to any Product, the price (net scale) for the Product delivered to a Potlatch Conversion Facility or other conversion facility (i.e., "purchased at mill") in the applicable Resource Region paid during the Harvest Year in an arms'-length transaction (including transactions in which Potlatch is the buyer (from a source other than Partnership) or the seller).

 "Destination Mill" shall have the meaning given in Section 6.6(a).

 "Environmental Laws" shall mean any and all federal, state and local laws, regulations, ordinances, codes and policies, and any and all judicial or administrative interpretations thereof by governmental authorities relating to pollution or protection of the environment, of natural resources, of wildlife or of public health and safety, including, without limitation, those relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, release, transport or handling of Hazardous Materials, and any and all orders and decrees pursuant thereto.

 "Estimated Market Stumpage Price" shall mean, as to any Product during any calendar quarter, the estimate of the Market Stumpage Price of such Product for such calendar quarter determined in accordance with Section 6.2(e).

 "Event of Default" shall mean a Partnership Event of Default or a Potlatch Event of Default.

 "Exchange" shall have the meaning given in Section 9.1(b).

 "Exchange Parcel" shall have the meaning given in Section 9.1(b).

 "Excused Party" shall have the meaning given in Section 11.1.

 "Expiration Date" shall have the meaning given in Section 3.3.

 "Extension Deadline" shall have the meaning given in Section 3.3.

 "Fiber Categories" shall mean, collectively, Hardwood Merchantable
Sawtimber, Hardwood Merchantable Pulpwood, Softwood Merchantable Sawtimber and Softwood Merchantable Pulpwood.

 "Force Majeure" shall have the meaning given in Section 11.1.

 "Forester Termination Date" shall have the meaning given in Section
13.1(b).

 "Forester Termination Notice" shall have the meaning given in Section
13.1(b).

 "Former ATCO Lands" shall mean the Initial Timberlands contributed to Partnership by Partnership's general partner and formerly owned by ATCO, consisting of approximately 324,000 acres concentrated in the States of Arkansas and Mississippi.

 "Former Potlatch Lands" shall mean the Initial Timberlands contributed by Potlatch to Partnership pursuant to the Contribution Agreement (including the Leasehold Lands), consisting of approximately 514,000 acres in the State of Arkansas.

 "Governmental Approvals" shall mean all consents, rights, exemptions, concessions, permits, easements, rights of way, licenses, authorizations, certificates, orders, franchises, determinations or other approvals of or notices to or filings with any Governmental Authority.

 "Governmental Authority" shall mean any governmental department, commission, board, regulatory authority, bureau, legislative body, agency, or any instrumentality of any federal, state, local or municipal government or domestic court.

 "Hardwood" shall mean Timber of those species, commonly referred to as "hardwood," which are deciduous and have broad leaves (such as oak, cottonwood, hackberry, sweet gum, ash, sycamore, willow, poplar and hickory).

 "Harvest Deficit" shall have the meaning given in Section 6.1(b).

 "Harvest Excess" shall have the meaning given in Section 6.1(b).

 "Harvest Plan" shall mean a Proposed Harvest Plan which has been approved by the parties in accordance with Section 5.3, as the same may be modified from time to time in accordance with this Agreement.

 "Harvest Plan Data Sheet" shall have the meaning given in Section 5.1(b).

 "Harvest Plan Summary" shall have the meaning given in Section 5.1(c).

 "Harvest Year" shall mean a calendar year to which a Harvest Plan pertains.

 "Hazardous Materials" shall mean substances which are explosive, corrosive, radioactive or toxic and any substances defined as hazardous substances, hazardous materials, toxic substances, toxic air contaminants or hazardous wastes under federal, state or local laws or regulations, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. ss. 9601 et seq.), the Superfund Amendments and Reauthorization Act of 1986 (Pub. L. 99-499, 100 Stat. 1617 (October 17,1986)), and all amendments to these laws and regulations adopted or publications promulgated pursuant to these laws. Hazardous Materials shall also include, without limitation, those asbestos-containing materials defined and described in Environmental Protection Agency Report No. 560/5-85-024 (June
1985), or any related or successor report, or other applicable government regulations defining or describing such materials.

 "Including" and "includes" shall be deemed to mean "including without limitation" or "includes without limitation."

 "Industry Practice" shall have the meaning given in Section 1.2.

 "Initial Timberlands" shall mean the Timberlands which are subject to this Agreement as of the Commencement Date and are described in Exhibit A.

 "Inventory Data" shall have the meaning given in Section 4.1(a).

 "Leasehold Lands" shall mean the approximately 13,600 acres of the Former Potlatch Lands that were leased, and not owned in fee, by Potlatch prior to the Commencement Date, as identified in Exhibit A.

 "Lender Protection Agreement" shall have the meaning given in Section
9.6(a).

 "Loan Documents" shall have the meaning given in Section 9.6(a).

 "Long-Range Plan" shall have the meaning given in Section 4.2(a).

 "Major Lender" means the holder or holders of any indebtedness for borrowed money incurred or to be incurred by Partnership in an aggregate amount in excess of fifty million dollars ($50,000,000).

 "Management Plan" shall have the meaning given in Section 4.2(b).

 "Market Stumpage Price" shall have the meaning given in Sections 6.2(b).

 "MBF" shall mean one thousand (1000) board feet, and a board foot is a standard unit of measure for Timber and logs in accordance with Industry Practice.

 "Memorandum of Agreement" shall have the meaning given in Section 8.2.

 "Merchantable Pulpwood" shall mean wood fiber other than Merchantable
Sawlogs which, under Industry Practice in the respective Resource Regions, is saleable for use as raw materials in the manufacturing of fiberboard, oriented strandboard, paper products or other processed wood products.

 "Merchantable Sawlog" shall mean, generally, a log of suitable size and quality for the production of solid wood products as determined in accordance with Industry Practice in the respective Resource Regions.

 "Merchantable Sawtimber" shall mean Timber that will produce at least one
(1) Merchantable Sawlog.

 "Merchantable Timber" shall mean Timber that will produce at least one (1) Merchantable Sawlog or such volume of Merchantable Pulpwood as the parties may reasonably agree, from time to time.

 "Monthly Logging Report" shall have the meaning given in Section 6.7.

 "Monthly Payment" shall have the meaning given in Section 6.3(a).

 "Negative Value Product" shall have the meaning given in Section 6.1(e).

 "Net Cost" shall have the meaning given in Section 6.1(e).

 "Net Log Price" means, for any Product sold in any Harvest Year in a "purchased at mill" transaction, (a) the Delivered Log Price per green ton paid for such Product in such transaction, minus (b) the Average Procurement Cost for such Harvest Year.

 "Net Volume Increase" shall mean, as to any Resource Region as of any time, a volume of Merchantable Sawtimber on the Timberlands in such Resource Region equal to (i) the aggregate volume of all Merchantable Sawtimber on all Additional Timberlands in such Resource Region added to such Timberlands, during the period from the Commencement Date through the date in question, in accordance with Section 9.4 (which volume shall be measured as of the date of such addition), minus (ii) the aggregate volume of Merchantable Sawtimber on all Released Timberlands in such Resource Region which have been released from this Agreement, during the period from the Commencement Date through the date in question, in accordance with Section 9.5 (which volume shall be measured as of the date of such release).

 "New Agreement" shall have the meaning given in Section 14.3(b).

 "Objection Notice" shall have the meaning given in Section 5.3(a).

 "Objection Response Notice" shall have the meaning given in Section 5.3(a).

 "Opportunities Agreement" shall mean the Opportunities Agreement dated __________, 1998 between Potlatch and the Partnership, as the same may be amended, modified or supplemented from time to time.

 "Other Assurances" shall have the meaning given in Section 8.3(b).

 "Partnership" shall mean Timberland Growth Limited Partnership, a Delaware limited partnership, and any Person who may succeed to its rights and obligations under this Agreement.

 "Partnership Event of Default" shall have the meaning given in Section
12.2.

 "Partnership Indemnified Parties" shall have the meaning given in Section
7.7.

 "Person" shall mean an individual, a partnership, a limited liability company, a corporation, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

 "PHP Requirements" shall have the meaning given in Section 5.2.

 "Potential Addition" shall have the meaning given in Section 9.3(a).

 "Potential Addition Notice" shall have the meaning given in Section 9.3(a).

 "Potlatch" shall mean Potlatch Corporation, a Delaware corporation, and any Person who may succeed to its rights and obligations under this Agreement.

 "Potlatch Conversion Facilities" shall mean the sawmills, plywood mills, pulpmills and other wood products processing facilities owned or operated by Potlatch now or in the future and which process Products harvested from the Timberlands.

 "Potlatch Event of Default" shall have the meaning given in Section 12.1.

 "Potlatch Indemnified Parties" shall have the meaning given in Section 4.5.

 "Price Reset Notice" shall have the meaning given in Section 6.2(h).

 "Pricing Period" shall mean, as to any calendar quarter, the three (3) calendar month period consisting of the last month of the previous calendar quarter and the first two (2) months of the subject calendar quarter. For example, the Pricing Period with respect to the second calendar quarter (April, May and June) of 1999 shall consist of the period from March 1, 1999 through May 31, 1999.

 "Prime Rate" shall mean the publicly announced prime rate or reference rate charged on the relevant date by the San Francisco Main Office of Bank of America NT & SA (or any successor bank thereto), or if there is no such publicly announced rate, the rate quoted by such bank in pricing ninety (90) day commercial loans to substantial commercial borrowers.

 "Product" shall mean a subcategory of a Fiber Category which, as of the relevant time in the relevant Resource Region, has a distinct Market Stumpage Price based on its species, size, quality or other characteristics. For example, two Merchantable Sawlogs of the same species may have different prices per board foot based on their different diameters; each would constitute a distinct Product. Conversely, two Merchantable Pulpwood logs of different diameters and different species would constitute a single Product if they would realize the same price per ton. A single log may consist of multiple Products (e.g., the small end may be of insufficient diameter to constitute a Merchantable Sawlog, but may constitute Merchantable Pulpwood).

 "Proposed Harvest Plan" shall have the meaning given in Section 5.1.

 "Prudent Logging Practices" shall mean those practices, procedures, methods, specifications and standards, as the same may change from time to time, as are commonly utilized by experienced and competent loggers of timberlands of significant size in the applicable Resource Region as good, safe and environmentally sound logging practices.

 "Prudent Management Practices" shall mean those practices, procedures, methods, specifications and standards, as the same may change from time to time, as are commonly utilized as good, safe and environmentally sound practices by owners and managers of timberlands of significant size in the applicable Resource Region in managing their own timberlands with a management goal of maximizing growth and quality and maintaining a reasonably stable inventory. Prudent Management Practices include planning and implementation of silvicultural treatment programs; reforestation as required to maintain stable inventory; animal, insect and disease monitoring and control programs; management of all environmentally-sensitive areas within the owned timberlands as may be required by Applicable Law, existing agreements or best management practices for the protection of soil, water and wildlife; and implementation of fire prevention programs providing every reasonable precaution against fire, provision of a fire patrol during the fire season and prompt exertion of all reasonable efforts to suppress all fires, however caused.

 "Quarterly Logging Audit" shall have the meaning given in Section 6.9(b).

 "Regional Assignee" shall have the meaning given in Section 14.3(b).

 "Release Notice" shall have the meaning given in Section 9.6(a).

 "Released Timberlands" shall have the meaning given in Section 9.5.

 "Resource Unit" shall mean a geographic operating area within a Resource Region, consisting of not less than 25,000 acres and not more than 50,000 acres, as designated by Partnership from time to time. The Resource Units in existence as of the Commencement Date are shown in Appendix D.

 "Resource Unit Harvest Map" shall have the meaning given in Section 5.1(a).

 "Resource Region" shall mean a geographic area in which Partnership owns Timberlands from time to time, which area constitutes a distinct forest products market area (i.e., prices for a Product would be fairly uniform throughout a Resource Region) and has relatively uniform Industry Practices. The Resource Regions, as of the Commencement Date, are Southern Arkansas (as shown on the Resource Unit Harvest Map) and the Mississippi River Valley (as shown on the Resource Unit Harvest Map).

 "Sale Parcel" shall have the meaning given in Section 9.1(b).

 "Salvage Timber" shall have the meaning given in Section 5.5(a).

 "Sawlog Categories" shall mean, collectively, Hardwood Merchantable Sawlogs and Softwood Merchantable Sawlogs.

 "Site Marking" shall have the meaning given in Section 5.8.

 "Softwood" shall mean Timber of those species, commonly referred to as "softwood," which are conifers and generally non-deciduous, such as firs, pines, spruce and cedar.

 "Stand" shall mean a Timber-growing site on which the growing conditions (such as soil composition, drainage, aspect, elevation, Timber type, etc.) are of general uniformity and are distinct in one or more ways from adjacent areas, such that the site is deemed by the Partnership to be an appropriate forest management unit.

 "Stand Code Number" shall mean the identification number assigned to a particular Stand or other management unit in Partnership's inventory system.

 "Stumpage Bid Worksheet" shall mean a worksheet, in the form of Exhibit H attached to the Agreement, setting forth Potlatch's assessment of the Timber included in a Stumpage Sale Transaction, based upon Potlatch's cruise of such Timber or other available information.

 "Stumpage Outsale" shall have the meaning given in Section 6.2(d).

 "Stumpage Sale Price" means, for any Product, the price paid for such Product in a Stumpage Sale Transaction. As to each Stumpage Sale Transaction in which only a single Product is sold, for purposes of determining the unit price (per mbf, per ton, etc.) paid for such Product in the Stumpage Sale Transaction, such unit price shall be based upon Potlatch's reasonable estimate (as set forth in the Stumpage Bid Worksheet for such Stumpage Sale Transaction), or other reasonable evidence, of the volume of the Product included in the Stumpage Sale Transaction. As to each Stumpage Sale
Transaction in which more than one Product is sold for a single lump sum, for purposes of determining the unit price paid in the Stumpage Sale

Transaction for each particular Product included in that Stumpage Sale Transaction, such unit price shall be based upon Potlatch's reasonable estimates (as set forth in the Stumpage Bid Worksheet for such Stumpage Sale Transaction), or other reasonable evidence, of (1) the volumes of each Product included in the Stumpage Sale Transaction, and (2) the relative values (per mbf, per ton, etc.) of the respective Products.

 "Stumpage Sale Transaction" means an arms'-length sale transaction
(excluding any transaction between Potlatch and Partnership) in the relevant Resource Region in which (a) a buyer purchases (at auction, in a sealed bid procedure or in a privately negotiated transaction) the right to cut and remove all or a portion of the Merchantable Timber from specified land during a period ending not more than twenty-four (24) months after the sale price is determined, (b) either (i) Potlatch submits a bid or offers to purchase at such Stumpage Sale Transaction, or (ii) reasonable evidence of the species and volumes of Timber included in such Stumpage Sale Transaction is obtained, and
(c) the winning bid is published or otherwise verifiable.

 "Substitute Parcel" shall have the meaning given in Section 9.1(b).

 "Sustainable Forestry Principles" shall mean timberland management and harvest planning principles and policies (exemplified by the American Forest & Paper Association's "Principles for Sustainable Forestry", as in effect on the date of this Agreement) which, among other things, seek to: (a) ensure long-term forest productivity and conservation of forest resources by, for instance, limiting annual harvest levels in a given forest area to amounts which could be sustained on an annual basis indefinitely without material depletion of the Timber growing in the area; (b) protect water quality through riparian protection measures and best management practices in all forest management operations; (c) protect the quality of wildlife habitat and encourage maintenance of aesthetic quality of forests by, for instance, limiting clearcut size and adjacency.

 "Temporary Logging Road" shall mean a temporary access road 12 to 15 feet wide suitable for log trucks, which is typically not ditched, crowned or gravelled, but which may include culverts or other drainage structures (which culverts or structures are normally removed after harvest operations are complete).

 "Term" shall have the meaning given in Section 3.3.

 "Termination Notice" shall have the meaning given in Section 3.3.

 "Timber" shall mean a tree or trees standing uncut in the woods.

 "Timber Addition Deadline" shall have the meaning given in Section 9.3(a).

 "Timber Addition Notice" shall have the meaning given in Section 9.3(a).

 "Timber Damage Event" shall have the meaning given in Section 5.5(a).

 "Timberlands" shall mean, as of any time, the Initial Timberlands plus any Additional Timberlands to which this Agreement is then applicable by virtue of
Section 9.4, but excluding any Released Timberlands to which this Agreement has theretofore ceased to be applicable by virtue of Section 9.5

 "Total Administrative Cost" means, as to any Harvest Year, all reasonable costs (without duplication of Costs of Log and Haul) incurred by Potlatch for the operation and administration of its wood procurement function in its Southern Region (i.e., the total expenses of operating Potlatch's Southern
Region Procurement Department) during such Harvest Year.   "Total Cost of
Log and Haul" shall mean, as to any Harvest Year, the total amount of all Costs of Log and Haul during such Harvest Year.

 "Total Purchase Price" shall mean, as to any calendar quarter or Harvest Year, the total amount payable by Potlatch under this Agreement for all Timber cut and scaled during such calendar quarter or Harvest Year, based upon the respective Market Stumpage Prices and volumes of the Products cut and scaled, all as determined in accordance with Article 6.

 "Transfer" shall have the meaning given in Section 14.1.

 "Volume Reset Notice" shall have the meaning given in Section 6.3(b).